CONFIDENTIAL

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MITEK SYSTEMS, INC.,
IBIS MERGER SUB, INC.,
ID R&D, INC.
AND
THE REPRESENTATIVE

DATED AS OF MAY 28, 2021

i

LIST OF EXHIBITS

Exhibits
Exhibit A	Distribution Waterfall
Exhibit B	Form of D&O Policy
Exhibit C	Form of Certificate of Merger
Exhibit D	Amended and Restated Bylaws
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Stock Option Cancellation and Payment Agreement
Exhibit G	Form of Payment Agreement
Exhibit H	Form of Investor Questionnaire
Exhibit I	Form of Lock-Up Agreement
Exhibit J	Form of Restrictive Covenant Agreement
Exhibit K	Form of Stockholder Consent

Schedule A	Net Working Capital Schedule
Schedule B	Earnout Consideration Defined Terms

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 28, 2021, by and among Mitek Systems, Inc., a Delaware corporation (“Parent”), Ibis Merger Sub, Inc., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), ID R&D, Inc., a New York corporation (the “Company”), and Alexey Khitrov, solely in his capacity as representative of the Equityholders, Bonus Recipients and Convertible Noteholders appointed pursuant to Section 6.5 (the “Representative”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in Article 1.
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, (ii) approved, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the New York Business Corporation Law (“NYBCL”), the merger of Merger Sub with and into the Company, and (iii) resolved to recommend approval and adoption of this Agreement by all of the Company Stockholders entitled to approve and adopt this Agreement;
WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement;
WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement; and
WHEREAS, The parties intend for the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession,

directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Tax law).
“Aggregate Founder Cash Amount” means the aggregate amount of cash payable to the Founders as set forth on the Distribution Waterfall as of Closing. For the avoidance of doubt, the Aggregate Founder Cash Amount shall be paid to the Founders as set forth in the Distribution Waterfall.
“Aggregate Initial Cash Amount” means the aggregate amount of cash payable to all Equityholders and Convertible Noteholders as set forth on the Distribution Waterfall as of Closing.
“Aggregate Initial Consideration Amount” means an amount equal to (i) $26,950,000, minus (ii) the Estimated Working Capital Decrease, if any, plus (iii) the Estimated Working Capital Increase, if any, minus (iv) the aggregate amount of Estimated Transaction Expenses, minus (v) the Representative Expense Fund, minus (vi) the Closing Date Escrow Amount, minus (vii) the Estimated Indebtedness.
“Aggregate Initial Share Amount” means the aggregate value of the Parent Common Stock to be issued to the Founders as set forth on the Distribution Waterfall as of Closing.
“Aggregate Initial Shares” means a number of shares of Parent Common Stock, rounded down to the nearest whole share, equal to the quotient obtained by dividing (i) the Aggregate Initial Share Amount by (ii) the Closing Date Average VWAP Price.

“Anti-Bribery Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the U.K. Bribery Act, and (iii) any other applicable anti-bribery or anti-corruption laws of all jurisdictions where the Company Group’s business is conducted, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.
“Anti-Money Laundering Law” means the anti-money laundering laws of the United States, including the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering laws of all jurisdictions where the Company Group’s business is conducted, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in Philadelphia, Pennsylvania, San Francisco, California or New York, New York.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash” means the aggregate amount of all cash and cash equivalents (but excluding the amount of (i) any issued but uncleared checks, wires or drafts or (ii) cash security deposits made by the Company Group, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing)) determined in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements.
“Change in Control” means, with respect to any Person, any of the following: (i) any consolidation or merger of such Person with or into one or more entities, the sale of any equity securities of such Person, or any other transaction or series of transactions, whether or not such Person is a party thereto, as a result of which the equityholders of such Person immediately prior to such consolidation, merger, sale or transaction or their Affiliates no longer own directly or indirectly equity securities representing a majority of economic equity interests in or voting power of such Person or the surviving entity (other than transfers to Affiliates); (ii) any sale, lease, license or other transfer in one transaction or a series of transactions of all or substantially all of the assets of such Person; or (iii) the adoption of a plan of liquidation or dissolution of such Person.
“Closing Date Average VWAP Price” means the average of the volume weighted average closing price of the Parent Common Stock, as reported on the Nasdaq Stock Market, over the 30 trading-day period ending on the date that is two days immediately prior to the Closing Date.
“Closing Date Escrow Amount” means an amount equal to $4,042,500.
“Closing Date Escrow Cash Amount” means an amount equal to $1,945,145.05.
“Closing Date Escrow Shares” means 130,483 shares of Parent Common Stock.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.
“Company Bonus Payments” means all payments to any employee or contractor of the Company Group as a result of, or related to, the consummation of the transactions contemplated hereby including those identified on Schedule 2.8.

“Company Charter and Bylaws” means the Company’s certificate of incorporation and bylaws, each as amended and restated from time to time and as in effect on the date hereof.
“Company Data” means (i) all non-public information about the business or activities of the Company Group that is proprietary and confidential, which shall include non-public business, financial, technical and other information that is a trade secret of the Company Group and (ii) all Personal Data Processed by or on behalf of any member of the Company Group.
“Company Group” means the Company and each of its Subsidiaries.
“Company Stock” means, collectively, the Common Stock and the Preferred Stock.
“Company Stockholder” means any Person that holds any Company Stock.
“Convertible Noteholders” means each holder of one or more of the Convertible Notes.
“Convertible Notes” means those certain Convertible Promissory Notes issued pursuant to that certain Amended and Restated Note Purchase Agreement dated as of March ___, 2019 with the aggregate unpaid principal amount of $5,701,298.40, including each Convertible Promissory Note set forth on the Distribution Waterfall.
“COVID-19 Financial Assistance” means any financial assistance program implemented by any Governmental Authority under any COVID-19 Measures (including, without limitation, the PPP Loans and the forgiveness thereof, and any participation in the Economic Injury Disaster Loan Program, Main Street Lending Program, Employee Retention Credit and/or Employer Payroll Tax Deferral under the CARES Act, or the Paid Sick Leave Credit and/or Paid Family Leave Credit under the Families First Coronavirus Response Act).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any Governmental Authority (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof) in connection with or in response to the COVID-19 Pandemic, including, but not limited to, the CARES Act.
“COVID-19 Pandemic” means the public health event, pandemic and outbreak of the novel coronavirus, SARS-CoV-2, and the disease caused by it, COVID-19, including any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Current Assets” means, as of any applicable time, the sum of the line items on the consolidated balance sheet of the Company set forth under the heading “Current Assets” on the Net Working Capital Schedule attached hereto, including Cash of the Company and its Subsidiary.

“Current Liabilities” means, as of any applicable time, the sum of the line items on the consolidated balance sheet of the Company set forth under the heading “Current Liabilities” on the Net Working Capital Schedule attached hereto.
“D&O Claim” means any actual or threatened action, suit, claim, proceeding or investigation that is based on, or arises out of, (i) the fact that any Person who is an officer or director of the Company as of immediately prior to the Closing is or was a director or officer of the Company at any time prior to the Closing Date or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such action, suit, claim, proceeding or investigation pertains to any matter or fact arising, existing or occurring prior to or at the Closing Date, regardless of whether such action, suit, claim, proceeding or investigation is asserted or claimed prior to, at or after the Closing Date.
“D&O Policy” means a six (6) year “tail” officers’ and directors’ liability insurance coverage in substantially the form attached hereto as Exhibit B with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any D&O Claim.
“Deferred Payments” means (i) any Initial Consideration Adjustment Payment required to be made by Parent pursuant to Section 2.12(d), (ii) the balance, if any, of the Representative Expense Fund that is returned to the Equityholders, Bonus Recipients and Convertible Noteholders in accordance with Section 6.5(e), (iii) the amount, if any, of the Earnout Consideration required to be delivered to the Equityholders, Bonus Recipients and Convertible Noteholders by Parent pursuant to Section 2.13, and (iv) the portion, if any, of the Escrow Fund required to be released to the Equityholders, Bonus Recipients and Convertible Noteholders pursuant to the Escrow Agreement.
“Distribution Waterfall” means the allocation of the Final Merger Consideration as set forth in Exhibit A attached hereto.
“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning pollution or protection of the environment, as the foregoing are enacted and in effect, on the Closing Date.
“Equity Plan” means the ID R&D, Inc. 2019 Stock Plan, as amended and/or restated.

“Equity Plan Grant Agreement” means any Notice of Stock Option Grant, Restricted Stock Purchase Agreement, or other agreement pursuant to which any Option or Common Stock was granted, issued or sold under the Equity Plan.
“Equityholders” means the Company Stockholders and the Optionholders.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means a segregated account established with the Escrow Agent for deposit of the Escrow Fund pursuant to the provisions of the Escrow Agreement.
“Escrow Agent” means Wilmington Trust, N.A.
“Escrow Fund” means (i) an amount in cash equal to the Closing Date Escrow Cash Amount, plus (ii) the Closing Date Escrow Shares, plus (iii) the Earnout Escrow Cash Amount, if any, plus (iv) the Earnout Escrow Shares, if any.
“Estimated Working Capital Decrease” means, in the event that the Estimated Net Working Capital is less than the Net Working Capital Lower Collar Amount, an amount equal to (i) Net Working Capital Lower Collar Amount minus (ii) the Estimated Net Working Capital.
“Estimated Working Capital Increase” means, in the event that the Estimated Net Working Capital is greater than the Net Working Capital Upper Collar Amount, an amount equal to (i) the Estimated Net Working Capital minus (ii) the Net Working Capital Upper Collar Amount.
“Final Merger Consideration” means (i) the Aggregate Initial Shares issuable to the Founders at the Closing, plus (ii) the Aggregate Initial Cash Amount payable to the Equityholders and Convertible Noteholders at the Closing, plus (iii) any Deferred Payments that become payable or issuable to the Equityholders and Convertible Noteholders in accordance with the provisions of this Agreement.
“Final Working Capital Decrease” means, in the event that the Final Net Working Capital is less than the Net Working Capital Lower Collar Amount, an amount equal to (i) the Net Working Capital Lower Collar Amount minus (ii) the Final Net Working Capital.
“Final Working Capital Increase” means, in the event that the Final Net Working Capital is greater than the Net Working Capital Upper Collar Amount, an amount equal to (i) the Final Net Working Capital minus (ii) the Net Working Capital Upper Collar Amount.
“First Draw PPP Loan” means any and all Liabilities arising out of that certain loan issued to the Company by the PPP Lender on May 21, 2020, in an amount equal to $123,100, pursuant to the Paycheck Protection Program and the CARES Act, regardless of whether such loan is forgiven or repaid, in whole or in part.
“Founders” shall mean Alexey Khitrov and Konstantin Simonchik.
“Fraud” means common law fraud under Delaware law.

“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Absence of Conflicts), 4.8 (Title to Tangible Assets), 4.15 (Tax Matters), 4.16 (Brokerage), and 4.17 (Affiliate Transactions).
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, court of competent jurisdiction or arbitration tribunal, in each case whether foreign, federal, national, state or local, or any other similar body or organization exercising governmental or quasi-governmental power or authority.
“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, consents, exemptions and other authorizations obtained from any Governmental Authority, including those listed on Section 4.11 of the Disclosure Schedules.
“Income Tax” means any Tax (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.
“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax or the administration of any laws, regulations or administrative requirements relating to any such Tax.
“Indebtedness” means, with respect to any Person at any point in time, without duplication, all obligations (including in respect of principal, accrued interest, penalties, fees, premiums, breakage and other exit costs, as applicable) of such Person: (i) for borrowed money; (ii) for any trade payables, accounts payable and any other current liabilities, in each case, which are more than sixty (60) days outstanding as of the Closing Date, (iii) any lines of credit, credit cards and other credit accounts; (iv) in respect of bankers’ acceptances and letters of credit, to the extent drawn; (v) evidenced by notes, bonds, debentures or similar debt instruments, excluding the Convertible Notes and the PPP Loan; (vi) under derivative financial instruments; (vii) in respect of any deferred purchase price of goods, capital stock or services (including “earn-out” arrangements and all payments due to Alexey Kapustin in connection with his sale and transfer to the Company of Ownership Interests in the Company’s Subsidiary DSP Labs, Llc.); (viii) in respect of amounts outstanding under leases required to be capitalized in accordance with GAAP; (ix) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act; and (x) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (i) through (ix) above of any other Person.
“Intellectual Property” means all worldwide: (i) patents and patent applications; (ii) trademarks, service marks, logos, slogans, design rights, trade names and trade dress, whether or not registered, and all registrations and applications for any of the foregoing, together with all goodwill associated therewith; (iii) internet domain names and social media handles/account names; (iv) copyrights and all works of authorship (whether or not copyrightable), whether registered or unregistered; (v) rights in inventions, whether or not patentable; (vi) trade secrets, know-how, datasets, databases or other collection or compilations of information, works or other materials and algorithms; (vii) Software; (viii) publicity and other similar rights to use the names, images, and likenesses of individuals for commercial purposes; and (ix) all rights of any kind or nature in any of the foregoing, and all other intellectual property and proprietary rights under the laws of any jurisdiction throughout the world.
“Intellectual Property Agreement” means an agreement containing a license, sublicense, covenant or assignment of Intellectual Property or Intellectual Property Ancillary Rights to or by any member of the Company Group, excluding Ordinary Course IP Agreements.
“Intellectual Property Ancillary Rights” means all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of Intellectual Property.
“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs laws of other countries in which any member of the Company Group has conducted and/or currently conducts business.
“IP Representations” means the representations and warranties contained in Section 4.10(a), Section 4.10(b), Section 4.10(d), Section 4.10(f), and Section 4.10(g).
“IT Systems” means all hardware, servers, data communication equipment, Software, information technology systems and computer networks (including third party provided systems and services) that are owned or used by the Company Group in connection with the operation of the Company Group’s business.
“Knowledge” means (i) in the case of Parent, the actual knowledge of the chief executive officer, chief financial officer and chief operating officer (or persons serving in similar capacities) of such Person, in each case after reasonable inquiry of their direct reports, and (ii) in the case of the Company, the actual knowledge of each of Konstantin Simonchik, Alexey Khitrov, Ilya Ozerets and John Amein, or the knowledge such Person would reasonably be deemed to have given such Person’s position with, and responsibilities to, the Company.
“law” means any foreign, federal, state or local law, statute, ruling, constitution, treaty, regulation, judgment, ordinance, rule, order or decree of any Governmental Authority, as enacted, promulgated, implemented, or in effect.

“Leased Real Property” means all of the right, title and interest of the Company Group under all leases, subleases, licenses, concessions and other agreements, pursuant to which any member of the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.
“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, charge, restriction, title defect or other encumbrance of any kind, other than (i) non-exclusive licenses of Intellectual Property granted to or by any member of the Company Group, and any related restriction or limitation imposed by such licenses; and (ii) liens arising in the ordinary course of business by operation of law for amounts which are not yet due and payable.
“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, lost profits, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).
“Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have, a material and adverse effect upon the assets, liabilities, condition (financial or otherwise), business, operations or results of the Company Group, except to the extent that any such change, event, condition or effect directly results from (1) changes in general economic conditions (provided that such changes do not affect the Company Group disproportionately as compared to the other companies in the Company Group’s industry), (2) changes generally affecting the industry in which the Company Group operates (provided that such changes do not affect the Company Group disproportionately as compared to the other companies in the Company Group’s industry), (3) any acts of terrorism, military action or war (provided that such acts do not affect the Company Group disproportionately as compared to the other companies in the Company Group’s industry), or (4) changes in applicable law or GAAP generally affecting the industry in which the Company Group operates (provided that such changes do not affect the Company Group disproportionately as compared to the other companies in the Company Group’s industry).
“Net Working Capital” means, for the Company as of the Closing Date, (i) Current Assets minus (ii) Current Liabilities, which amount may be positive or negative.
“Net Working Capital Upper Collar Amount” means an amount equal to $750,000.
“Net Working Capital Lower Collar Amount” means an amount equal to $250,000.
“Non-Founder Equityholders” means all Equityholders except for the Founders.

“Official” means any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any (i) Governmental Authority, including any entity owned or controlled thereby, (ii) political party, party official or political candidate or (iii) public international organization.
“Option” means each option to purchase shares of Common Stock.
“Optionholder” means a holder of Options.
“Ordinary Course IP Agreements” means licenses for generally commercially available, off-the-shelf software or other Intellectual Property that is licensed under standard terms that involves payment to or from the Company Group that is less than Twenty-Five Thousand Dollars ($25,000) in the aggregate.
“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned by the Company or any of its Subsidiaries.
“Ownership Interests” means, with respect to any entity, any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of such entity (in the case of the Company, including the Company Stock); or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of such entity (in the case of the Company, including the Options and the Convertible Notes).
“Parent Common Stock” means the Common Stock, par value $0.001, of Parent.
“Payment Card Industry Data Security Standard” means the security standard applicable to all companies that accept, process, store, or transmit payment card information under the guidelines and requirements established by the Payment Card Industry Security Standards Council.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity of any kind or Governmental Authority.
“Personal Data” means a natural person’s name, voice and face data, street address, telephone number, email address, social security number, driver’s license number, passport number, customer or account number, political opinions, religious beliefs or any other piece of information that identifies or locates a natural person or that, in combination with any other reasonably available data, can be used to identify or locate a natural person or household.
“PPP Lender” means First Home Bank.
“PPP Loan” means, collectively, the First Draw PPP Loan and the Second Draw PPP Loan.
“Pre-Closing Tax Period” means any Tax period (or the portion of a Straddle Period) ending on or before the Closing Date.
“Preferred Stock” means the Series Seed Preferred Stock, par value $0.0001, of the Company.
“Privacy and Information Security Requirements” means (i) all laws relating to the Processing of Personal Data, including the European Union General Data Protection Regulation 2016/679 (“GDPR”) and all other laws supplementing, amending or replacing the GDPR, the Gramm-Leach-Bliley Act, 113 Stat. 1338 (as amended), and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58 (as amended), and (ii) the Payment Card Industry Data Security Standard.
“Privacy Notices” means any written notices or policies of any member of the Company Group in respect of such member of the Company Group’s Processing of Personal Data or privacy practices.
“Pro Rata Deferred Payment Share” shall mean, with respect to each Equityholder, Bonus Recipient and Convertible Noteholder, the percentage set forth opposite such Equityholder’s, Bonus Recipient’s or Convertible Noteholder’s name under the caption “Pro Rata Deferred Payment Share” in the Distribution Waterfall.
“Pro Rata Indemnity Share” shall mean, with respect to each Stockholder and Convertible Noteholder, the percentage set forth opposite such Stockholder’s and Convertible Noteholder’s name under the caption “Pro Rata Indemnity Share” in the Distribution Waterfall.
“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at law or in equity.
“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Required Stockholder Approval” means the affirmative vote of (i) the holders of a majority of the shares of the capital stock of the Company outstanding on the record date and entitled to vote, and (ii) the holders of a majority of the shares of Preferred Stock outstanding on the record date and entitled to vote, voting together as a single class on an as-converted to Common Stock basis.
“Sanctioned Person” means any person, organization or vessel (i) designated on any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or on any list of targeted persons issued under the Sanctions of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located, organized or resident in a Sanctioned Territory, or (v) otherwise targeted under any Sanctions.
“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, include the Crimea region, Cuba, Iran, North Korea, Syria, and, prior to January 17, 2017, Sudan.
“Sanctions” means those trade, economic and financial sanctions laws, embargoes and restrictive measures administered, enacted or enforced from time to time by the United States (including, without limitation, the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.
    “SBA” means the United States Small Business Administration.

“Second Draw PPP Loan” means any and all Liabilities arising out of that certain second draw loan issued to the Company by the PPP Lender on February 22, 2021, which has been transferred to The Loan Source Inc. effective as of May 14, 2021, in an amount equal to $117,100, pursuant to the Paycheck Protection Program and the CARES Act, regardless of whether such loan is forgiven or repaid, in whole or in part.

“Seller Taxes” means any Taxes (i) imposed on any Equityholder for any taxable period, (ii) imposed on or with respect to the Company or its assets or operations for any taxable period (or portion of any taxable period) ending on or before the Closing Date, (iii) imposed in connection with the transactions contemplated hereby (including any Transfer Taxes), (iv) of any Person other than the Company imposed on the Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign law, (v) imposed on Parent or Merger Sub as a transferee or successor of the Company or any Equityholder, or (vi) of any Person for which the Company becomes liable as a transferee or successor, by contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes), pursuant to any law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date.

“Software” means all computer software and firmware (in source code or object code), specifications, designs and documentation and materials related thereto.
“Straddle Period” means any Tax period beginning before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar Ownership Interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, addon minimum (including under Section 59A of the Code), sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, escheat or unclaimed property (whether or not considered a Tax under applicable law), or employee or other substantially similar withholding tax, impost or levy or other assessment in the nature of a Tax imposed by any Governmental Authority, whether disputed or not, including any such Taxes deferred under the CARES Act or any other COVID-19 Financial Assistance or any other law intended to address the consequences of the COVID-19 Pandemic, together with any interest, penalties or additions to tax or additional amounts in respect of the foregoing or due in connection with any failure to timely or properly file a Tax Return.
“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof, and including all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” means any Governmental Authority having responsibility or authority for the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Transaction Expenses” means, collectively, the amount of the unpaid fees, commissions, costs, charges or expenses that have been incurred or committed (whether or not yet invoiced) at or prior to the Closing (and assuming that any Transaction Expenses triggered by the Closing are included) on behalf of the Company and/or the Equityholders that are payable by the Company Group in connection with or incidental to (A) the preparation, negotiation and execution of this Agreement, (B) the consummation or performance of any of the transactions contemplated by this Agreement and the agreements contemplated hereby, and/or (C) the pursuit of any alternative transaction designed to provide material liquidity to the Equityholders with respect to the Company or its business, including, in respect of (A) through (C) above, (1) the fees, commissions, costs, charges and expenses of any broker, investment banker or financial advisor, any legal, accounting and consulting or other advisor fees and expenses, (2) the fees, costs and expenses in respect of the D&O Policy, (3) any stay, retention, sale or change of control payment made or required to be made to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the transactions contemplated hereby, including, without limitation, and the Company Bonus Payments, including the amounts set forth on the “Transaction Expenses Schedule” attached hereto to the extent applicable, but excluding attorneys’ fees and other service provider fees incurred by the Company in connection with the transactions contemplated by this Agreement up to the maximum amount of $115,000.
ARTICLE 2

THE MERGER
2.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NYBCL and the Company Charter and Bylaws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a direct, wholly-owned Subsidiary of Parent (the “Merger”).
2.2The Closing and the Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”). The Closing shall take place via electronic exchange of facsimile or .pdf signature pages, or by such other means as is mutually agreed in writing (e-mail being sufficient) between Parent and the Representative. All proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit C, with the Department of State of the State of New York, as required by, and executed in accordance with, the applicable provisions of the NYBCL (the time of such filing with the Department of State of the State of New York, or such later time as may be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, causes of action, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of the Company and Merger Sub shall become the liabilities, obligations and penalties of the Surviving Corporation.
2.4Organizational Documents of the Surviving Corporation. At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read as set forth in Exhibit D hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable laws.
2.5Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation.
2.6Effect of the Merger on the Company Stock and Merger Sub.
a.Effect on the Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Equityholders:
i.each share of Preferred Stock and Common Stock (other than Dissenting Stock) held by a Founder, that is issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished and be converted automatically into the right to receive, as provided herein (A) a portion of the Aggregate Initial Consideration Amount equal to (1) the number of Aggregate Initial Shares set forth in the Distribution Waterfall, and (2) cash in an amount equal to the portion of the Aggregate Founder Cash Amount set forth in the Distribution Waterfall, and (B) a portion of any Deferred Payments as set forth in the Distribution Waterfall;
ii.each share of Preferred Stock and Common Stock (other than Dissenting Stock) held by a Non-Founder Equityholder, that is issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished and be converted automatically into the right to receive, as provided herein (A) a portion of the Aggregate Initial Cash Amount set forth in the Distribution Waterfall, and (B) a portion of any Deferred Payments as set forth in the Distribution Waterfall; and
iii.all shares of Preferred Stock and Common Stock, when cancelled, extinguished, and converted pursuant to this Section 2.6(a), shall no longer be issued or outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive, upon the terms and conditions set forth herein, the consideration provided for in this Section 2.6(a).

b.Conversion of Merger Sub’s Capital Stock. At and as of the Effective Time, each share of Merger Sub’s capital stock shall be converted into one share of the Surviving Corporation’s capital stock. Each certificate of Merger Sub evidencing ownership of any such capital stock shall automatically be deemed to evidence ownership of such interests of the Surviving Corporation.
c.Cancellation of Treasury Stock. Any Company Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
2.7Effect of the Merger on Options. All Options outstanding and unexercised as of the Effective Time will, by virtue of the Closing and without further action on the part of the respective holders thereof, be cancelled, and Options set forth in the Distribution Waterfall shall be converted into the right to receive (A) a portion of the Aggregate Initial Consideration Amount equal to cash in an amount equal to the portion of the Aggregate Initial Consideration Amount set forth in the Distribution Waterfall, and (B) a portion of any Deferred Payments for each share of Common Stock subject to such Option (such portion to be in the form of cash) as set forth in the Distribution Waterfall (the “Option Consideration”). The portion of the Aggregate Initial Consideration Amount included in the Option Consideration shall be allocated among the Optionholders after taking into account the applicable exercise prices for such Options, in each case as set forth in the Distribution Waterfall. The Company shall deduct and withhold from all consideration otherwise payable or deliverable to any Optionholder such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law in accordance with Section 2.17, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Optionholders in respect of which the Company made such deduction and withholding. The Equity Plan shall terminate and all rights under any provisions of the Equity Plan, any Equity Plan Grant Agreement, or any other plan, program or arrangement providing for the grant of any other interest in respect of the capital stock of the Company, whether entered into under the Equity Plan or otherwise, shall terminate upon the date all Deferred Payments have been made to the Optionholders in accordance with the terms and conditions of this Agreement and the Distribution Waterfall. At and after the Effective Time, no Person shall have any right under the Options, the Equity Plan, any Equity Plan Grant Agreement or any other plan, program or arrangement providing for the grant of any other interest in respect of the capital stock of the Company, whether entered into under the Equity Plan or otherwise, except the right to receive a portion of the Final Merger Consideration payable in accordance with the Distribution Waterfall.
2.8Transaction Payments. As of the Effective Time, certain employees of the Company Group shall be entitled to receive (i) Company Bonus Payments as set forth on Schedule 2.8 in the amounts set forth directly across from each such recipient’s name on Schedule 2.8 (such recipients, the “Bonus Recipients”), and (ii) a portion of any Deferred Payments (such portion to be in the form of cash) as set forth in the Distribution Waterfall (together with the Company Bonus Payments, collectively, the “Transaction Payment”). The Company shall deduct and withhold from all consideration otherwise payable or deliverable to any Bonus Recipients such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law in accordance with Section 2.17, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Bonus Recipients in respect of which the Company made such deduction and withholding.
2.9Transaction Payments. As of the Effective Time, each Convertible Noteholder shall be entitled to receive (A) a portion of the Aggregate Initial Cash Amount set forth in the Distribution Waterfall, and (B) a portion of any Deferred Payments based on such Convertible Noteholder’s Pro Rata Deferred Payment Share, in each case in full and final satisfaction of all obligations and liabilities of the Company pursuant to, under and with respect to the Convertible Notes. As of the Effective Time, (i) all obligations, commitments, and other liabilities of the Company pursuant to, under and with respect to the Convertible Notes shall be deemed fully satisfied, released and discharged and (ii) the Convertible Notes and any other documents expressly delivered pursuant to the Convertible Notes shall automatically terminate and have no further force or effect.
2.10Mechanism of Payment and Delivery of Documents.
a.As promptly as practicable, and in any event not later than two (2) Business Days, after the Closing Date, Parent shall distribute (to the extent not previously distributed by the Company prior to the Effective Time) to each holder of record, as set forth in the Distribution Waterfall, as of immediately prior to the Effective Time, of shares of Common Stock or Preferred Stock, as applicable, a Joinder Agreement and General Release in the form of Exhibit E hereto (a “Joinder Agreement”) and instructions for use in effecting the surrender of such shares of Company Stock in exchange for the consideration to which the Company Stockholders shall be entitled at the Effective Time pursuant to Section 2.6(a). Parent shall, as promptly as practicable and in any event no later than three (3) Business Days after receipt of a Joinder Agreement duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent may reasonably require in connection therewith, issue and pay to the holder of such Company Stock the portion of the Aggregate Initial Consideration Amount represented by such shares of Company Stock as set forth in the Distribution Waterfall, without interest. If such holder of Company Stock is a Founder, Parent shall promptly instruct its transfer agent to issue to such holder of Company Stock a number of shares of Parent Common Stock equal to the number of Aggregate Initial Shares issuable to the holder as set forth in the Distribution Waterfall.
b.In exchange for the applicable portion of the Option Consideration payable pursuant to Section 2.7, each Optionholder (all of whom are set forth in the Distribution Waterfall), shall complete, execute, and return a Stock Option Cancellation and Payment Agreement in the form of Exhibit F hereto (an “Optionholder Agreement”). At Closing, the Company shall deliver an executed Optionholder Agreement for each Optionholder. At the Effective Time, Parent or Merger Sub shall deposit and issue, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be deposited and issued to the Surviving Corporation (for the benefit of the Optionholders in accordance with the Distribution Waterfall) cash in an amount equal to the Aggregate Initial Consideration Amount payable to the

Optionholders pursuant to Section 2.7 in the dollar amounts as set forth in the Distribution Waterfall (such cash amount, the “Option Payment Fund”). With respect to each Optionholder, the Surviving Corporation shall pay the Option Payment Fund to the Optionholders in accordance with the Optionholder Agreements and Distribution Waterfall.
c.In exchange for the applicable portion of the Transaction Payment payable pursuant to Section 2.8, each Bonus Recipient shall complete, execute, and return a Transaction Payment Agreement and Release in the form of Exhibit G hereto (a “Payment Agreement”). At Closing, the Company shall deliver an executed Payment Agreement for each Bonus Recipient. With respect to each Bonus Recipient, the Surviving Corporation shall pay the Company Bonus Payments to the Bonus Recipients in accordance with the Payment Agreements and Distribution Waterfall.
d.Parent or Merger Sub shall deposit and issue, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be deposited and issued no later than two (2) Business Days after the Effective Time, to Parent’s transfer agent (for the benefit of the Company Stockholders (other than the holders of Dissenting Stock) and in accordance with the Distribution Waterfall) a number of shares of Parent Common Stock equal to the number of Aggregate Initial Shares issuable to the Founders as set forth in the Distribution Waterfall, issued in the names of such Founders in book-entry form and in the share amounts set forth in the Distribution Waterfall (such shares of Parent Common Stock, the “Stock Payment Fund”).
e.For purposes of calculating the number of shares of Parent Common Stock to be issued, and the amount of cash to be paid, to each Company Stockholder (other than holders of Dissenting Stock) and Optionholder at the Effective Time, the amounts described in this Section 2.10 shall be calculated assuming that the Final Merger Consideration is equal to the Aggregate Initial Consideration Amount, and shall be adjusted following the Closing as set forth herein. The portion of the Aggregate Initial Consideration Amount allocable to each Company Stockholder for each share of Common Stock or Preferred Stock (in each case, other than Dissenting Stock) held, and to each Optionholder for each Option held, shall be rounded to the nearest whole cent.
f.No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Company Stock or Options. If the consideration provided for herein with respect to any Company Stock is to be delivered in the name of a Person other than the Person in whose name such Company Stock was surrendered, it shall be a condition of such delivery that such Company Stock shall be accompanied by any instruments and documents necessary to properly transfer such Company Stock and that the Person requesting such delivery shall (i) pay to the applicable Taxing Authority (or, if applicable, reimburse Parent or the Surviving Corporation for) any Transfer Tax required as a result of such payment to a Person other than the Person in whose name such Company Stock was surrendered, or (ii) establish to the satisfaction of Parent that such Transfer Taxes either have been paid or are not applicable. Until surrendered in accordance with the provisions of Section 2.10(a), each share of Company Stock (other than those representing Dissenting Stock or Company Stock to be cancelled pursuant to Section 2.6(c)) and Option shall represent, for all purposes, only the right to receive the portion of the Final Merger Consideration payable in respect thereof pursuant to Section 2.6(a) or 2.7 in respect thereof, without any interest thereon.
g.If any shares of Company Stock shall not have been surrendered or transferred by the sixth (6th) anniversary of the Closing Date (or immediately prior to such earlier date on which any Final Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to such shares of Company Stock would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such shares of Company Stock shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Neither Parent nor the Surviving Corporation shall be liable to a holder of Company Stock or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
2.11No Further Ownership Rights. The consideration paid upon the cancellation of shares of Company Stock and Options in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Stock and Options, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock or Options which were outstanding immediately prior to the Effective Time and no exercise of any Options shall be permitted, acknowledged or accepted after the Effective Time.
2.12Adjustment.
i.Determination of Closing Adjustment. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a written statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of Net Working Capital as of the Closing (“Estimated Net Working Capital”) (prepared in accordance with GAAP consistent with the Company’s historical practices and methodologies and in a manner consistent with Schedule A attached hereto (the “Net Working Capital Schedule”)), (ii) the Estimated Working Capital Increase, if any, (iii) the Estimated Working Capital Decrease, if any, (iv) the Company’s good faith estimate of the aggregate amount of all Indebtedness of the Company as of the Closing (“Estimated Indebtedness”), (v) the Company’s good faith estimate of the aggregate amount of all Transaction Expenses as of the Closing (“Estimated Transaction Expenses”), together with a statement setting forth the amount and payee for items of such Estimated Transaction Expenses (the “Estimated Transaction Expenses Statement”), (vi) the resulting calculation of the Aggregate Initial Consideration Amount, and (vii) an updated copy of the Distribution Waterfall reflecting the amounts to be paid to each Equityholder, Bonus Recipient and Convertible Noteholder after taking into account the estimates described in the foregoing clauses (i) through (vii), and in the case of each of the foregoing clauses (i) through (vii), with reasonable supporting or underlying documentation used in the preparation thereof. Following delivery of the Estimated Closing Statement, Parent and the Company shall in good faith discuss and attempt to resolve prior to the Closing Date any objections Parent may raise with respect to the Estimated Closing Statement; provided that if any such objections are not so resolved prior to the Closing Date, then the Estimated Closing Statement shall not be modified and, for the avoidance of doubt, nothing in this Section 2.12(a) shall impact or limit the remaining provisions of this Section 2.12.
b.Determination of Post-Closing Adjustment. No later than seventy-five (75) days following the Closing, Parent shall deliver to the Representative a written statement (the “Closing Statement”) setting forth (i) a calculation of the actual Net Working Capital as of the Closing (“Actual Net Working Capital”) (prepared in accordance with the Net Working Capital Schedule), (ii) a calculation of the actual Indebtedness of the Company as of the Closing (“Actual Indebtedness”), and (i) a calculation of the actual Transaction Expenses as of the Closing (“Actual Transaction Expenses”), in each case, with reasonable supporting or underlying documentation used in the preparation thereof.
c.Disputed Final Adjustment.
i.No later than thirty (30) days following the delivery by Parent of the Closing Statement, the Representative shall notify Parent in writing if it disputes the accuracy of the calculation of Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses. During such thirty (30)-day period, Parent and the Surviving Corporation shall provide the Representative and its agents with reasonable access during normal business hours and upon reasonable notice to the relevant financial books and records of the Company as well as any relevant work papers as it may reasonably request to enable it to evaluate the calculations of Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses prepared by Parent. If the Representative accepts the calculation of Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.12(b), or if the Representative fails within such thirty (30)-day period to notify Parent of any dispute with respect thereto, then the calculation of Actual Net Working Capital determined pursuant to Section 2.12(b) shall be the “Final Net Working Capital,” the calculation of Actual Indebtedness determined pursuant to Section 2.12(b) shall be the “Final Indebtedness” and the calculation of Actual Transaction Expenses determined pursuant to Section 2.12(b) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all parties in all respects.
ii.If the Representative disputes the accuracy of the calculation of Actual Net Working Capital, Actual Indebtedness or Actual Transaction Expenses, the Representative shall provide written notice to Parent no later than thirty (30) days following the delivery by Parent to the Representative of the Closing Statement, setting forth in reasonable detail the basis for such dispute(s), the amount(s) involved and the Representative’s proposed adjustment(s) to the Closing Statement with reasonable supporting documentation (the “Dispute Notice”). During the thirty (30)-day period following delivery of the Dispute Notice, Parent and the Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30)-day period and until the final determination of Actual Net Working Capital, Actual Indebtedness and/or Actual Transaction Expenses in accordance with this Section 2.12(c)(ii) or Section 2.12(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.12(c)(i) above, “Final Net Working Capital,” “Final Indebtedness” and “Final Transaction Expenses,” respectively), the Representative and its agents shall be provided with reasonable access during normal business hours and upon reasonable notice to the relevant financial books and records of the Company as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Final Net Working Capital, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30)-day period, then Parent and the Representative shall forthwith jointly request that the transaction dispute (or equivalent) group of a nationally recognized independent public accounting firm as shall be mutually agreed by Parent and the Representative (the “Accounting Firm”), acting as an expert and not as an arbitrator, make a binding determination as to the items disputed under this Section 2.12(c) in accordance with this Agreement; provided, however, that if the parties are unable to mutually agree on the Accounting Firm within ten (10) Business Day following notice of such dispute, each party shall designate an accounting firm in writing to the other party, and each such accounting firm designated by each of the respective parties shall mutually agree to nominate another firm to serve as the Accounting Firm and such other firm shall serve as the Accounting Firm.
iii.The Accounting Firm will under the terms of its engagement have no more than forty-five (45) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Parent and the Representative within which to render its written decision, including a statement in reasonable detail setting forth the basis of such written decision, with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Net Working Capital, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such disputed items. The Accounting Firm shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Accounting Firm shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Firm’s final calculation of Actual Net Working Capital shall be deemed the “Final Net Working Capital,” the Accounting Firm’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness” and/or the Accounting Firm’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses.” The fees and expenses of the Accounting Firm (the “Accounting Firm Fees”) shall be allocated to be paid by Parent and the Representative (on behalf of the Equityholders, Bonus Recipients and Convertible Noteholders, severally and not jointly, in proportion to the fully diluted ownership percentages set forth on the Distribution Waterfall), so that the Representative (on behalf of the Equityholders, Bonus Recipients and Convertible Noteholders severally and not jointly, in proportion to the fully diluted ownership percentages set forth on the Distribution Waterfall) shall be responsible for that portion of Accounting Firm Fees in an amount equal to such Accounting Firm Fees multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Parent (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Parent shall be responsible for the remainder of such fees and expenses.
d.Payment following Calculation of Final Working Capital, Final Indebtedness and Final Transaction Expenses.
i.Following the determination of Final Net Working Capital, Final Indebtedness and Final Transaction Expenses, the Aggregate Initial Consideration Amount shall be recalculated by substituting the Estimated Working Capital Increase, if any, with the Final Working Capital Increase or Final Working Capital Decrease, as applicable, the Estimated Working Capital Decrease, if any, with the Final Working Capital Increase or Final Working Capital Decrease, as applicable, the Final Indebtedness for the Estimated Indebtedness and the Final Transaction Expenses for the Estimated Transaction Expenses (the Aggregate Initial Consideration Amount as so recalculated, the “Adjusted Aggregate Initial Consideration Amount”). If the Adjusted Aggregate Initial Consideration Amount is greater than the Aggregate Initial Consideration Amount on the Closing Date, then Parent shall pay to the Company Stockholders in accordance with the Distribution Waterfall and the Surviving Corporation (for the benefit of the Optionholders, Bonus Recipients and Convertible Noteholders) an aggregate amount in cash equal to the difference between the Adjusted Aggregate Initial Consideration Amount and the Aggregate Initial Consideration Amount. If the Aggregate Initial Consideration Amount on the Closing Date is greater than the Adjusted Aggregate Initial Consideration Amount (the absolute value of such difference, the “Shortfall Amount”), then Parent and the Representative (on behalf of the Equityholders, Bonus Recipients and Convertible Noteholders) shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent to (A) pay to Parent from the Escrow Account, by wire transfer of immediately available funds from the Escrow Account to one (1) or more accounts designated by Parent in such joint written instructions, an amount in cash equal to 48.1173791% of the Shortfall Amount, and (B) transfer to Parent from the Escrow Account a number of shares of Parent Common Stock having an aggregate value (with such shares being valued at the Closing Date Average VWAP Price) equal to 51.8826209% of the Shortfall Amount.
ii.Subject to the requirements of Section 2.10(a), any payment required to be made by Parent pursuant to this Section 2.12(d) (any such payment the “Initial Consideration Adjustment Payment”) shall be made by wire transfer of immediately available funds to the Company Stockholders in accordance with their Pro Rata Deferred Payment Shares and the Surviving Corporation (for the benefit of the Optionholders, Bonus Recipients and Convertible Noteholders in accordance with their Pro Rata Deferred Payment Shares) on or prior to the third (3rd) Business Day following the date on which the determinations of Final Net Working Capital, Final Indebtedness and Final Transaction Expenses become final and binding on the parties in accordance with this Section 2.12. To the extent that Parent delivers the Initial Consideration Adjustment Payment to the Company Stockholders and the Surviving Corporation as provided in this Section 2.12(d), such payments shall be deemed to satisfy in full Parent’s obligations in respect thereof.

iii.All payments under this Section 2.12 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the Final Merger Consideration.
2.13Earnout Consideration.
a.Defined terms used in this Section 2.13 shall have the respective meanings set forth in Schedule B.
b.Earnout Consideration. In addition to the Aggregate Initial Consideration Amount payable to the Equityholders pursuant to Sections 2.6 and 2.7 of this Agreement and in addition to the payments to be made to the Bonus Recipients and the Convertible Noteholders in connection with the Closing, such Equityholders, Bonus Recipients and Convertible Noteholders shall be entitled to receive the following additional amounts (collectively, the “Earnout Consideration”) in accordance with the provisions set forth below:
i.The amount payable as Earnout Consideration for Year 1 (the “Year 1 Earnout Amount”), if any, shall be calculated as follows:
A.If Eligible Revenue for Year 1 is equal to or greater than the Year 1 Target Revenue, an amount equal to the Year 1 Maximum Earnout Amount;
B.If Eligible Revenue for Year 1 is less than the Year 1 Target Revenue but greater than or equal to the Year 1 Revenue Threshold, an amount equal to the product of (1) Eligible Revenue for Year 1, multiplied by (2) [...***...];
C.If Eligible Revenue for Year 1 is less than the Year 1 Revenue Threshold, no Earnout Consideration shall be payable for Year 1; and
D.If the Representative exercises the Mulligan Option with respect to Year 1, no Earnout Consideration shall be payable for Year 1.
ii.The amount payable as Earnout Consideration for Year 2, if any, shall be calculated as follows:
A.If the sum of (1) Eligible Revenue for Year 2, plus (2) the amount, if any, of the Year 1 Excess Revenue, is equal to or greater than the Year 2 Target Revenue, an amount equal to the sum of (i) the Year 2 Maximum Earnout Amount, plus (ii) the amount, if any, of the Year 2 Excess Earnout Amount;
B.If Eligible Revenue for Year 2 is less than the Year 2 Target Revenue but greater than or equal to the Year 2 Revenue Threshold, an amount equal to the product of (1) Eligible Revenue for Year 2, multiplied by (2) the Year 2 Multiple; or
C.If Eligible Revenue for Year 2 is less than the Year 2 Revenue Threshold, no Earnout Consideration shall be payable for Year 2; and

D.If the Representative exercises the Mulligan Option with respect to Year 2, no Earnout Consideration shall be payable for Year 2.
iii.If the Representative exercises the Mulligan Option with respect to Year 1 or Year 2, the amount payable as Earnout Consideration for Year 3, if any, shall be calculated as follows:
A.If Eligible Revenue for Year 3 is equal to or greater than the Year 3 Target Revenue, an amount equal to the Year 2 Maximum Earnout Amount;
B.If Eligible Revenue for Year 3 is less than the Year 3 Target Revenue but greater than or equal to the Year 3 Revenue Threshold, an amount equal to the product of (1) Eligible Revenue for Year 3, multiplied by (2) the Year 3 Multiple; and
C.If Eligible Revenue for Year 3 is less than the Year 3 Revenue Threshold, no Earnout Consideration shall be payable for Year 3.
c.Earnout Payments. In the event that, at any time following the Closing Date, the Equityholders, Bonus Recipients or Convertible Noteholders become entitled to receive any portion of the Earnout Consideration pursuant to this Section 2.13 (each, an “Earnout Payment”), Parent shall (i) deposit and issue to Parent’s transfer agent a number of shares of Parent Common Stock equal to the number of Earnout Shares issuable to the Founders with respect to such Earnout Payment as set forth in the Distribution Waterfall, issued in the names of such Founders in book-entry form; provided, however, notwithstanding any other provision of this Agreement in no event shall the aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement exceed 19.99% of the total outstanding shares of Parent Common Stock as of immediately prior to the Effective Time, (ii) deliver to the Company Stockholders (other than the holders of Dissenting Stock) and in accordance with Pro Rata Deferred Payment Shares, cash in an amount equal to the Earnout Cash Amount payable to such Company Stockholders with respect to such Earnout Payment as set forth in the Distribution Waterfall, and (iii) deliver to the Surviving Corporation (for the benefit of the Optionholders, Bonus Recipients and Convertible Noteholders, and in accordance with the Pro Rata Deferred Payment Shares), cash in an amount equal to the Earnout Cash Amount payable to such Optionholders, Bonus Recipients and Convertible Noteholders with respect to such Earnout Payment as set forth in the Distribution Waterfall; provided, however, that if such Earnout Payment represents Earnout Consideration payable pursuant to Section 2.13(b)(i) above, then (x) a number of Earnout Shares equal to fifteen percent (15%) of all Earnout Shares comprising such Earnout Payment (the “Earnout Escrow Shares”) and (y) an amount in cash equal to fifteen percent (15%) of the Earnout Cash Amount comprising such Earnout Payment (the “Earnout Escrow Cash Amount”) shall not be issued or paid to the Equityholders, Bonus Recipients or Convertible Noteholders and shall instead be delivered by Parent to the Escrow Agent, to be held by the Escrow Agent in the Escrow Account in accordance with the provisions of the Escrow Agreement. Parent shall deliver each such Earnout Payment not later than thirty (30) days after the filing of Parent’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year during which the applicable Earnout Period ends. To the extent that Parent delivers any Earnout Payment to the Company Stockholders and the Surviving

Corporation as provided herein, such payment shall be deemed to satisfy in full Parent’s obligations in respect thereof.
d.Right of Withholding and Set-Off. Without limiting any Parent Indemnified Party’s rights under Article 7 and notwithstanding anything else to the contrary herein, in the event that a written notice of any claim for indemnification under Article 7 by any Parent Indemnified Party has been delivered in accordance with the provisions of Article 7, Parent shall have the right (in addition to any other remedy under Article 7) to withhold the maximum amount that would reasonably be expected to be required to be paid by the Seller Indemnifying Parties in respect of such claim if such claim were determined in favor of such Parent Indemnified Party (as determined by Parent) from any Earnout Payment otherwise payable to the Equityholders, Bonus Recipients or Convertible Noteholders under this Section 2.13. Parent shall pay (or cause to be paid) promptly to the Equityholders, Bonus Recipients and or Convertible Noteholders in accordance with the terms of Section 2.13(c) any portion of an Earnout Payment in excess of such maximum amount that would reasonably be expected to be required to be paid by the Seller Indemnifying Parties in respect of such claim if such claim were determined in favor of the Parent Indemnified Party (as determined by Parent). Five (5) Business Days following the date on which the amount payable to such Parent Indemnified Party pursuant to Article 7 is finally determined in accordance with such article, Parent shall pay (or cause to be paid) in accordance with the terms of Section 2.13(c) the portion, if any, of the Earnout Payment payable to the Equityholders or Convertible Noteholders under this Section 2.13 that had been previously withheld that exceeds the amount payable to a Parent Indemnified Party pursuant to Article 7. Additionally, without limitation to Article 7 and notwithstanding anything else to the contrary herein, Parent shall have the right (in addition to any other remedy under this Agreement) to set-off against any Earnout Payment otherwise payable to any Equityholder, Bonus Recipient or Convertible Noteholder under this Agreement, the amount of any indemnity payment that such Equityholder, Bonus Recipient or Convertible Noteholder is required to pay pursuant to the terms and conditions set forth this Agreement, and that has not been paid, to the Parent Indemnified Parties under this Agreement.
e.No Duplication of Payments. For the avoidance of doubt, in no event shall more than one Earnout Payment become payable as a result of the satisfaction of any one of the conditions set forth in Sections 2.13(b)(i) through (b)(iii).
f.Treatment of Earnout Payments. Except as required to be treated as interest under Code or applicable state or local tax law, any Earnout Payment which becomes payable to the Equityholders and Convertible Noteholders pursuant to this Agreement will be treated as an adjustment to the Final Merger Consideration for income tax purposes.
g.Acknowledgments. The parties hereto acknowledge and agree that (i) the achievement of the Earnout Consideration will be subject to numerous factors outside the control of Parent and the Company, (ii) there is no assurance that the Equityholders, Bonus Recipients or Convertible Noteholders will become entitled to receive any Earnout Consideration and none of Parent, the Company or any other Person has promised or projected any Earnout Consideration, (iii) the parties hereto intend that only the express provisions of this Agreement shall govern their relationship regarding any right to receive any Earnout Consideration, and (iv) in no event shall Parent, the Company, the Surviving Corporation or any of their respective Affiliates or any employees, officers, directors, owners or agents of any of the foregoing have any liability for the failure of the Equityholders, Bonus Recipients or Convertible Noteholders to become entitled to any Earnout Consideration. The right of the Equityholders, Bonus Recipients or Convertible Noteholders to receive the Earnout Consideration (a) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon any Equityholder, Bonus Recipient or Convertible Noteholder only the rights of a general unsecured creditor under applicable state law); (b) will not be represented by any form of certificate or instrument other than this Agreement; (c) does not give the Equityholders, Bonus Recipients or Convertible Noteholders any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Parent’s or its Affiliates’ equity securities; (d) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except by operation of law, for estate planning purposes or pursuant to the laws of descent and distribution (and any such transfer in violation of this Section 2.13(g) shall be null and void ab initio). Following the Closing, nothing in this Agreement shall be deemed to limit or restrict the discretion of Parent or any Affiliate of Parent in directing the business of the Company Group.
h.Covenants of the Parent. Until all time periods for any Earnout Payments have lapsed pursuant to this Section 2.13, Parent shall and shall cause the Surviving Corporation to (i) not take any action with the intent of preventing the Surviving Corporation from achieving the thresholds and targets set forth in this Section 2.13; (ii) not take any material action in bad faith to avoid or reduce the Earnout Payments; (iii) not take any action that makes it impossible to earn the Earnout Payments; or (iv) not liquidate, wind-up or dissolve the Surviving Corporation.
i.Change in Control Parent. If a Change in Control of Parent occurs prior to all time periods for an Earnout Payment lapsing pursuant to this Section 2.13, then upon consummation of the Change in Control, Parent shall cause Parent’s successor entity or surviving entity to assume the obligations of Parent (and, if Parent survives such transaction, Parent shall remain responsible for such entity’s performance) under this Section 2.13. In the event the Parent sells the Surviving Corporation or any business unit materially related to the Eligible Revenue or the Eligible Products and Services, the Parent and the Representative shall mutually agree on the treatment of any potential Earnout Payments.
j.Earnout Notice and Review.
i.Parent shall deliver or cause to be delivered to the Representative, a copy of its good faith calculation of Eligible Revenue no later than ninety (90) days after the end of the applicable Earnout Period (the “Earnout Notice”).
ii.Representative shall have a period of thirty (30) days from the date that Parent delivers the Earnout Notice (the “Earnout Review Period”) to notify Parent in writing of its good faith belief that the Eligible Revenue or any components thereof have not been calculated in accordance with this Agreement. During the Earnout Review Period, Parent shall give Representative and its representatives reasonable access (during regular business hours and upon reasonable notice) to the books, records, files, documents and materials of the business and all personnel with knowledge of information relevant to the determination of Eligible Revenue, or otherwise regarding the Earnout Consideration. If Representative disagrees with the amounts set forth in the Earnout Notice, Representative shall deliver to Parent a written notice of disagreement (the “Earnout Dispute Notice”) prior to the expiration of the Earnout Review Period setting forth in reasonable detail the amount, nature and the basis for such disputed items, including a revised calculation of Eligible Revenue. If Representative fails to deliver an Earnout Dispute Notice to Parent prior to the expiration of the Earnout Review Period, Representative will be deemed to have accepted and agreed to the calculation of Eligible Revenue and any resulting Earnout Payment. If Representative delivers an Earnout Dispute Notice to Parent during the Earnout Review Period, Representative and Parent shall attempt in good faith to resolve their differences with respect to the disputed items (or calculations) specified in the Earnout Dispute Notice within thirty (30) days from the date of the Earnout Dispute Notice (the “Earnout Resolution Period”), and all other items in the Earnout Notice will be final, binding and conclusive. Any resolution by Representative and Parent during the Earnout Resolution Period as to any such disputed items shall be set forth in writing and will be final, binding and conclusive.

iii.If Parent and Representative cannot reach agreement during the Earnout Resolution Period (or such longer period as the parties may mutually agree), then either party may refer any items that remain in dispute (the “Earnout Disputed Items”) to the Accounting Firm for binding resolution. Representative and Parent shall give the Accounting Firm reasonable access to documents, records, work papers, facilities and personnel as reasonably necessary to perform its function as an expert and not as an arbitrator. Any documents submitted by either Representative or Parent to the Accounting Firm, either unilaterally or at the Accounting Firm’s request, shall be simultaneously submitted to the other party. The Accounting Firm’s jurisdiction shall be limited to the Earnout Disputed Items, taking into account at face value the items in the Earnout Notice that were not specifically objected to in the Earnout Dispute Notice or that were otherwise resolved between Parent and Representative, and in resolving each Earnout Disputed Item, the Accounting Firm may not assign a value to any Earnout Disputed Item greater than the greatest value for such Earnout Disputed Item claimed by any party or less than the lowest value for such Earnout Disputed Item claimed by any party. The opinion of the Accounting Firm is to be based solely on presentations or materials provided by Parent or Representative or their respective representatives and not by independent review or with regard to principles of equity. The Accounting Firm shall deliver to Representative and Parent concurrently, as promptly as may be reasonably practicable, and in no event later than forty-five (45) days, after the Accounting Firm’s receipt of the Earnout Disputed Items, a written opinion setting forth a final determination of the Earnout Disputed Items which determination shall be in accordance with the provisions of this Agreement. The determination of the Accounting Firm shall, absent a showing of fraud or manifest error on its face, be final and binding on the parties, and non-appealable and incontestable by the parties and each of their respective Affiliates, successors and assigns, and not subject to collateral attack for any reason, and effective as of the date the Accounting Firm’s written opinion is received by Parent and Representative. All of the costs and expenses of the Accounting Firm shall be paid proportionately by Representative (on behalf of the Equityholders, Bonus Recipients and Convertible Noteholders), on the one hand, and Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Representative or Parent, respectively, bears to the aggregate amount actually contested by Representative and Parent. Each party shall be responsible for its own legal, accounting and other fees and expenses incurred in connection with participating in such dispute resolution procedure.

2.14Assignments to Affiliates. For the avoidance of doubt, any Equityholder, Bonus Recipient or Convertible Noteholder shall have the right to assign its rights to payments pursuant to Section 2.13 to its Affiliates.
2.15Escrow Agent; Escrow Account.
a.The parties acknowledge and agree that (i) at the Closing, Parent shall cause to be delivered to the Escrow Agent the Closing Date Escrow Shares and the Closing Date Escrow Cash Amount for deposit into the Escrow Account, and (ii) concurrently with the payment to the Equityholders, Bonus Recipients and Convertible Noteholders of any Earnout Payment to which the Equityholders, Bonus Recipients and Convertible Noteholders become entitled pursuant to Section 2.13(b)(i), if any, Parent shall cause to be delivered to the Escrow Agent the Earnout Escrow Shares and the Earnout Escrow Cash Amount for deposit into the Escrow Account. The parties further acknowledge and agree that the Escrow Fund shall be held by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement for the purposes of securing the obligations of the Company Stockholders and Convertible Noteholders for (x) any amount that becomes due to Parent pursuant to Section 2.12(d), and (y) any Losses for which the Parent Indemnified Parties are entitled to indemnification pursuant to Article 7.
b.On or prior to the fifth (5th) Business Day following the date that is twelve (12) months after the Closing Date (the “Interim Escrow Release Date”), Parent and Representative shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to release and pay from the Escrow Account an amount equal to the sum of (i) fifty percent (50%) of the Closing Date Escrow Cash Amount, plus (ii) fifty percent (50%) of the Closing Date Escrow Shares (with such shares being valued at the Closing Date Average VWAP Price) to Parent’s transfer agent (for the benefit of the Company Stockholders), the Company Stockholders, and the Surviving Corporation (for the benefit of the Optionholders) in accordance with such joint written instructions; provided that if there are any claims by any Parent Indemnified Party for Losses under Article 7 that are pending on the Interim Escrow Release Date (“Pending Claims”), no portion of the Escrow fund shall be released from the Escrow Account but shall be retained by the Escrow Agent and held by the Escrow Agent in accordance with the Escrow Agreement.
c.On or prior to the fifth (5th) Business Day following the date that is twenty-four (24) months after the Closing Date (the “Final Escrow Release Date”), Parent and Representative shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to release and pay from the Escrow Account any portion of the Escrow Fund remaining in the

Escrow Account as of the Final Escrow Release Date to Parent’s transfer agent (for the benefit of the Company Stockholders), the Company Stockholders, and the Surviving Corporation (for the benefit of the Optionholders) in accordance with such joint written instructions; provided, that if there are any Pending Claims on the Final Escrow Release Date, the applicable portion of the Escrow Fund remaining in the Escrow Account as Parent reasonably deems necessary to satisfy such Pending Claims shall be retained in the Escrow Account and shall not be released until such Pending Claims are finally resolved. Promptly following the final resolution of all Pending Claims after the Final Escrow Release Date, Parent and the Representative shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to release and pay the balance, if any, of the Escrow Fund remaining in the Escrow Account after such final resolution to Parent’s transfer agent (for the benefit of the Company Stockholders and Optionholders who are Founders), the Company Stockholders, and the Surviving Corporation (for the benefit of the Optionholders) in accordance with such joint written instructions.
2.16Dissenting Stock.
a.Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who have not voted in favor of the Merger and who have demanded properly in writing payment for such shares in accordance with Section 623 of the NYBCL (collectively, the “Dissenting Stock”) shall not be converted into, or represent the right to receive, any portion of the Final Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Stock shall be entitled to receive payment for such shares of Company Stock held by them in accordance with the provisions of such Section 623, except that all Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such shares under such Section 623 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive a portion of the Final Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of such Company Stock, together with a Joinder Agreement, duly executed and completed in accordance with the instructions thereto, to Parent as set forth in Section 2.10(a).
b.The Company shall give (i) Parent and the Representative prompt written notice of any notices of dissent or demands for payment pursuant to Section 623 received by the Company, withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by the Company and (ii) Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment pursuant to Section 623 or offer to settle or settle any such demands.
2.17Withholding; Purchase Price Adjustment.
a.Notwithstanding anything to the contrary contained in this Agreement, Parent, the Company, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as such withholding agent reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or non-United States Tax law; provided, however, that (i) each person entitled to any payment under this Agreement shall provide an applicable IRS Form W-8 or W-9, and (ii) in the case of any payment of the Final Merger Consideration to any Equityholder who has provided the withholding agent with an applicable IRS Form W-8 or W-9, the applicable payor shall provide the Representative with a written notice of such payor’s intention to withhold at least five (5) Business Days prior to the intended withholding indicating the amount of and basis for such withholding. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
b.Any Deferred Payments under this Agreement shall be treated by all parties as adjustments to the Aggregate Initial Consideration Amount to the extent permissible under applicable law.
2.18Investor Questionnaire and Accredited Investor Determination.
a.Prior to the date hereof, the Company shall have distributed to all Founders a questionnaire substantially in the form set forth in Exhibit H (the “Investor Questionnaire”), together with instructions for such Founder to submit the completed Investor Questionnaire to the Company.
b.Prior to the Closing, the Company shall have delivered to Parent completed and executed Investor Questionnaires from each of the Founders certifying as to whether such Founder is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act.
2.19Repaid Indebtedness; Transaction Expenses. Upon the Closing, all Indebtedness for borrowed money of the Company Group which is listed on the “Repaid Indebtedness Schedule” (to the extent not paid by the Company Group prior to Closing) (the “Repaid Indebtedness”) will be fully repaid by Parent. In order to facilitate such repayment, except with respect to the Second Draw PPP Loan at least three (3) Business Days prior to the Closing, the Company Group shall have obtained (for the review and comment of Parent) payoff and security release letters for the Repaid Indebtedness, which (a) acknowledge the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness, (b) provide a per diem interest amount, and (c) either (i) include an authorization to file all UCC termination statements and releases and all intellectual property terminations to be filed in the U.S. Patent and Trademark Office and/or Copyright Office (the “Releases and Terminations”), or (ii) confirm that the holder of such Indebtedness shall file the Releases and Terminations promptly following Closing, in each case of (i) and (ii) after receipt of payoff amounts with respect to the Repaid Indebtedness and in each case of (a), (b), and (c), necessary to evidence satisfaction and termination of such Repaid Indebtedness and to enable the release of any Liens relating thereto upon payment of such Repaid Indebtedness, along with wire transfer instructions for each holder of such Indebtedness. In addition, upon the Closing, all of the Estimated Transaction Expenses will be fully paid by Parent, in each case, by wire transfer of immediately available funds to the parties and in the amounts and in accordance with the wire transfer instructions set forth on the Estimated Transaction Expenses Statement.
2.20Tax Treatment of the Transaction. It is the intent of the parties hereto that, for U.S. federal income Tax purposes, the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of the Merger for purposes of Sections 354 and 361 of the Code. However, Parent does not represent or warrant to the Company or to any Company Stockholder that the Merger will constitute a “reorganization.” The Company acknowledges that the Company and the Company Stockholders are relying on their own Tax advisors in connection with this Agreement, the Merger, and the other transactions contemplated herein. The parties agree to treat all of the Final Merger Consideration as consideration for the equity and do not intend to treat any portion of such consideration as compensation for services and shall prepare all Tax Returns consistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
ARTICLE 3

CLOSING DELIVERABLES

3.1Parent Closing Deliverables. At or before the Closing, Parent shall deliver or cause to be delivered each of the following documents and instruments, or issue or pay or cause to be issued or paid each of the following amounts, to the applicable Persons as set forth below:
a.the Stock Payment Fund to Parent’s transfer agent (for the benefit of the Founders in accordance with the amounts set forth in the Distribution Waterfall) pursuant to the terms of Section 2.10(d);
b.the Option Payment Fund to the Surviving Corporation (for the benefit of the Optionholders in accordance with the amounts set forth in the Distribution Waterfall) pursuant to the terms of Section 2.10(b).
c.the Estimated Transaction Expenses, excluding the Company Bonus Payments, in the amounts and to the payees set forth on the Transaction Expenses Schedule;
d.the Representative Expense Fund to the Representative;
e.the Escrow Fund to the Escrow Agent;
f.the Escrow Agreement, duly executed by Parent;
g.the Company Bonus Payments to the Surviving Corporation (for the benefit of the Bonus Recipients in accordance with the amounts set forth in the Distribution Waterfall), which shall be paid by the Company to the Bonus Recipients utilizing the payroll systems of the Company Group pursuant to the terms of Section 2.10(c); and

h.to the Company, certified copies of the resolutions duly adopted by the board of directors (or equivalent governing bodies) of each of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.
3.2Company Deliverables. At the Closing (or, if delivery is required by this Agreement to be made prior to the Closing, at such earlier time), the Company shall deliver or cause to be delivered to Parent each of the following documents and instruments:
a.the Stockholder Consent pursuant to and in accordance with Section 6.1;
b.an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) (the “FIRPTA Certificate”);
c.certified copies of (i) the Company Charter and Bylaws, and (ii) resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
d.a certificate of good standing (or applicable equivalent) from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of the Company and each jurisdiction in which the Company is qualified to conduct business as a foreign corporation, in each case dated no more than two (2) days before the Closing Date and certifying as to the good standing (or applicable equivalent) of the applicable entity in such jurisdiction;
e.evidence that the Company has obtained the D&O Policy, with six (6) years of run-off coverage for each of the following coverage sections: Directors & Officers, Employment Practices and Fiduciary;
f.a copy of the Certificate of Merger duly executed by the Company;
g.written resignations of those directors and officers of the Company listed on Schedule 3.2(g) attached hereto, in form and substance reasonably satisfactory to Parent;
h.the Estimated Closing Statement, certified by the chief executive officer of the Company as being true, correct and complete with respect to the information set forth therein;
i.the Escrow Agreement, duly executed by the Company and Representative;
j.true, correct and complete copies of any waivers and stockholder approval, in form and substance reasonably satisfactory to Parent, of any payments that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code) that may be made to individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) in connection with the transactions contemplated by this Agreement, such that such payments would not be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code;
k.a Lock-Up Agreement, in substantially the form attached hereto as Exhibit I, duly executed by each Founder;
l.a Restrictive Covenant Agreement between Parent and each of the Founders, in substantially the form attached hereto as Exhibit J, duly executed by each of the Founders;
m.A Joinder Agreement between Parent, the Company, and each Company Stockholder and Convertible Noteholder;
n.An Optionholder Agreement, duly executed by each Optionholder and the Company; and
o.A Payment Agreement, duly executed by each Bonus Recipient and the Company.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Parent and Merger Sub as of the Closing as follows:

4.1Organization and Power. Each member of the Company Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each member of the Company Group is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction set forth opposite such entity’s name on Section 4.1 of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of such entity’s business requires such entity to be so qualified or licensed, the failure of which would have a Material Adverse Effect. Each member of the Company Group has all requisite power and authority to carry on its business as now conducted in all material respects. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Company has made available to Parent complete and correct copies of the Company Charter and Bylaws and each of the other organizational documents of the Company Group, in each case, as amended to the date of this Agreement, and no member of the Company Group is in violation of any of the provisions contained in such documents in any material respect and there is no condition or event with respect to any member of the Company Group which, after notice, lapse of time or both, would reasonably be expected to result in such a violation.
4.2Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of the Company and no other act or proceeding on the part of the Company, the Company Board or, except for the Required Stockholder Approval, the Equityholders, is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). Prior to the date of this Agreement, the Company Board has unanimously determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and its stockholders, and has adopted written resolutions by a unanimous vote (a) approving this Agreement, (b) authorizing the Company to perform its obligations hereunder and (c) declaring this Agreement and the transactions contemplated herein advisable and in the best interests of the Company and its stockholders and directing that this Agreement be submitted to the Company Stockholders for their approval, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent or Merger Sub. The Required Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in each case, under the NYBCL and the Company Charter and Bylaws.
4.3Capitalization.
a.The capital stock of the Company consists solely of (i) 5,819,800 authorized shares of Common Stock, of which 3,329,800 shares are issued and outstanding, and (ii) 180,200 authorized shares of Preferred Stock, of which 180,200 are issued and outstanding. The Company has reserved 510,400 shares of Common Stock for issuance pursuant to the Equity Plan. Of such reserved shares of Common Stock, 417,446 shares have been issued pursuant to Equity Plan Grant Agreements and 92,954 shares remain available for issuance pursuant to the Equity Plan. The Distribution Waterfall accurately sets forth (A) the name of each Equityholder, (B) the number of shares of each class and series of Company Stock, and the number of Options, held by each such Equityholder, including, with respect to each Option, the number of shares of Common Stock subject thereto, the grant or issuance date, the exercise price, the vesting schedule and the extent to which such Option is vested, and the date on which such Option expires. All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or similar rights created by statute, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or by which it is bound, were issued in accordance with federal and state securities laws, and are owned of record and beneficially by the Equityholders of the Company as set forth in the Distribution Waterfall.
b.Except for this Agreement and except as set forth on Section 4.3(a) of the Disclosure Schedules, there are no (w) authorized or outstanding equity securities, options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any member of the Company Group is a party or which is binding upon any member of the Company Group providing for the issuance, sale, disposition, acquisition, repurchase or redemption of any of its Ownership Interests, capital or profits or any rights or interests exercisable therefor, (x) outstanding equity appreciation, phantom shares or similar rights with respect to any member of the Company Group, (y) authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Ownership Interests having the right to vote) with the stockholders of the Company on any matter, or (z) proxies, voting trusts or agreements, stockholder agreements or other contracts with respect to any Ownership Interests of any member of the Company Group or the voting or transfer thereof or the governance of any member of the Company Group. There are no accrued or unpaid dividends or distributions with respect to any of the issued and outstanding Ownership Interests of any member of the Company Group, other than dividends on the Preferred Stock, all of which are set forth in the Distribution Waterfall.
c.Subject to any appraisal rights available to the holders of Dissenting Stock, the payment of the Final Merger Consideration in accordance with the terms and conditions of this Agreement (including the Distribution Waterfall) is in compliance with the Company Charter and Bylaws, applicable law, and any contract to which any member of the Company Group is a party and shall, for the avoidance of doubt, satisfy all claims of the Company Stockholders and Optionholders to the Final Merger Consideration. The Distribution Waterfall is true, complete and correct in all respects and contains no errors, omissions or inaccuracies, including amount of the Final Merger Consideration that each Equityholder is entitled to receive pursuant to this Agreement and, except as set forth in the Distribution Waterfall, no Person (including any Equityholder or current or former holder of Company Stock or any options, warrants or other rights with respect to any Company Stock) has any claim, right or entitlement to any consideration or other payment arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or under the Company Charter and Bylaws, the Equity Plan, any Equity Plan Grant Agreement or any contract relating to the foregoing arising out of or in connection with this Agreement or the transactions contemplated by this Agreement that was not included in the Distribution Waterfall. The Company has full authority to cancel all Options outstanding and unexercised as of the Effective Time and terminate all Equity Plan Grant Agreements effective immediately prior to the Closing in exchange for certain cash payments to be made to the Optionholders as described in Section 2.7.

d.Section 4.3(d) of the Disclosure Schedules sets forth the authorized and outstanding Ownership Interests of each Subsidiary of the Company. All of the outstanding Ownership Interests of each such Subsidiary are owned by the Company, free and clear of all Liens. Except as set forth in Section 4.3(d) of the Disclosure Schedules, the Company has no Subsidiaries and does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other Ownership Interest in any Person.
4.4Absence of Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby will not: (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Company Charter and Bylaws or any other organizational documents of any member of the Company Group, (ii) any Material Contract, material Governmental License or lease agreement in respect of material Leased Real Property, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority having jurisdiction over any member of the Company Group, as applicable, or any of its respective properties or assets; (b) result in the creation of any Lien upon any of the assets of the Company Group; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, except for the filing and recordation of the Certificate of Merger as required by the NYBCL and except where the failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not reasonably be expected to, individually or in the aggregate, be material.
4.5Financial Statements; No Undisclosed Liabilities.
a.Section 4.5(a) of the Disclosure Schedules contains the following financial statements (the “Financial Statements”):
i.the unaudited consolidated balance sheet of the Company Group as of December 31, 2020 and as of the end of each month in such annual period, and the related unaudited consolidated operating statement and statement of cash flows for the annual period then ended and for each month in such annual period; and
ii.the unaudited consolidated balance sheet of the Company as of February 28, 2021 (the “Stub Period Balance Sheet”) and as of the end of each other month in the two-month period then ended, and the related unaudited consolidated operating statement and statement of cash flows for the two-month period then ended and for each earlier month in such period (the “Interim Financial Statements”).
b.Each of the foregoing Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company Group (taken as a whole) throughout the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except as may be indicated in the notes thereto and subject to the absence of notes and normal year-end adjustments (none of which would be inconsistent with past practice, or individually or in the aggregate, material).
c.There are no liabilities, debts, claims or obligations of any nature of the Company Group, whether known, unknown, accrued, absolute, direct or indirect, contingent, determined, determinable or otherwise, whether due or to become due (“Liabilities”) except (i) Liabilities disclosed in Section 4.5(c) of the Disclosure Schedules, (ii) Liabilities reserved or reflected against in the Financial Statements, (iii) Liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, and which are of the same character and nature as the Liabilities set forth on the Stub Period Balance Sheet, (iv) Liabilities incurred as a result of the transactions contemplated by this Agreement or any other agreement contemplated hereby or (v) Liabilities arising under the executory portion of any contract disclosed in the Schedules (other than Liabilities for, or arising out of, breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit).
d.The Company Group maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company Group’s consolidated financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization and (iv) the reporting of its assets is compared with existing assets at regular intervals.
e.Except as set forth on Section 4.5(e) of the Disclosure Schedules, no any member of the Company Group has any Indebtedness.
4.6Absence of Certain Developments
Except as set forth on Section 4.6 of the Disclosure Schedules, since December 31, 2020, the Company Group (I) has operated in the ordinary course of business consistent with past practice in all material respects, (II) has not suffered any Material Adverse Effect, and (III) has not taken any of the following actions:
a.sold, leased, assigned, licensed or transferred or otherwise disposed of any of its assets or any portion thereof (other than sales of obsolete assets or assets with no book value, de minimis assets and prepayment of Indebtedness in accordance with its terms using Cash) or any of its material Intellectual Property or any Intellectual Property Ancillary Rights (other than grant of standard form customer non-exclusive licenses by any member of the Company group to Company Group customers in its ordinary course of business), or mortgaged, pledged or subjected any of the foregoing to any additional Lien;
b.other than as required by applicable law, made, granted or promised any bonus or any wage or salary increase to any employee, manager, officer or director;

c.other than pursuant to applicable law, issued, sold, granted, redeemed, delivered, disposed of, pledged or otherwise encumbered any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities;
d.hired any new, terminated (other than for cause), or modified or amended in any material respect any contract with, any employees of the Company Group;
e.made any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans to or investments in the Company Group or (ii) immaterial employee loans or advances in the ordinary course of business;
f.created, incurred, assumed, suffered to exist, guaranteed or otherwise become liable in respect of any Indebtedness;
g.acquired by merging or consolidating with, or by purchasing a substantial portion of the equity securities or assets of, any Person or division thereof (other than inventory), or effected any business combination, recapitalization or similar transaction, or otherwise acquired or licensed or agreed to acquire or license any assets, properties or equity securities of any Person;
h.split, combined or reclassified any of its capital securities;
i.made or changed any material election relating to Taxes, changed any annual accounting period or method of Tax accounting, except in so far as required by a change in GAAP, settled or compromised any material Tax Liability or claim, filed any amended material Tax Return, entered into any closing agreement relating to any Tax, agreed to an extension of a statute of limitations in respect of any Tax, surrendered any right to claim a material Tax refund, or incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice;
j.made any material change in policies or practices with respect to the payment of accounts payable or accrued expenses, including any acceleration or deferral of the payment thereof, as applicable, in each case, other than in the ordinary course of business;
k.made any material change in any cash management practices or in accounting methods, principles or practices, except as required by GAAP;
l.amended or authorized the amendment of its certificate of incorporation or bylaws;
m.waived any of the rights of the Company Group under the confidentiality provisions of any agreement related to the Merger or any of the material rights of the Company Group under the confidentiality provisions of any other Material Contracts entered into by the Company Group;

n.amended, modified, assigned, terminated (partially or completely), granted any waiver or release under or given any consent with respect to, or entered into any agreement to do any of the foregoing with respect to, any of the Material Contracts or entered into any Material Contract;
o.made any capital investment in, or any loan to, any other Person;
p.entered into any agreement or arrangement that limits or otherwise restricts in any material respect the Company Group or any of its Affiliates or any successor thereto, or that would, after the Closing Date, limit or restrict in any material respect the Company Group or any of its Affiliates from engaging in any line of business, in any location or with any firm;
q.entered into any new lease, sublease, or other occupancy agreement in respect of real property;
r.abandoned, failed to defend against legal challenge, or permitted to lapse Owned Intellectual Property or any other material Intellectual Property of the Company Group;
s.commenced any action, suit, legal proceeding or arbitration;
t.failed to take or maintain reasonable measures to protect the confidentiality of any trade secrets or other proprietary information included in the Owned Intellectual Property;
u.entered or offered to enter into any settlement, compromise or release contemplating or involving any admission of wrongdoing or misconduct or providing for any relief or settlement;
v.canceled, revoked, terminated, waived, modified or failed to maintain, renewed or materially adversely amended the terms of any Governmental License;
w.adopted or entered into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any members of the Company Group; or
x.authorized, agreed, resolved or committed, whether oral or in writing, to take any of the foregoing actions.
4.7Real Property. The Company Group does not own any real property. Section 4.7 of the Disclosure Schedules sets forth a complete and correct list of all leases and subleases of each Leased Real Property facility of the Company Group as of the date hereof and the address of each such property, and such Leased Real Property constitutes all of the real property used in the operation of the Company Group’s business in all material respects. Except as set forth in Section 4.7 of the Disclosure Schedules and except as would not reasonably be expected to be material, the Company Group has good and valid title to the leasehold interest under the lease or sublease for such Leased Real Property, free and clear of any Liens, the

Company Group’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and the Company Group is not in breach or default under any such lease or sublease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease. Each lease or sublease for the Leased Real Property is valid, binding and enforceable against the applicable member of the Company Group and is in full force and effect, subject to proper execution of such lease or sublease by the other parties thereto and has not been modified, and the transactions contemplated hereby do not require the consent of any other party to such lease or sublease and will not result in a breach of or default under such lease or sublease. To the Knowledge of the Company, there are no disputes with respect any lease or sublease for the Leased Real Property and the Company Group has not received or provided any notice of any intention to terminate any such lease or sublease. The Company Group has provided Parent with complete and correct copies of all lease agreements with respect to the Leased Real Property.
4.8Title to Tangible Assets. The Company Group owns good, valid and marketable title (or, in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable leasehold interest or valid license), free and clear of all Liens, to all of the personal, tangible and intangible property and assets shown on the Stub Period Balance Sheet or that are material to the Company Group’s business as conducted as of the date of this Agreement. All such property and assets are in normal operating condition, save for normal wear and tear, and are not in need of any maintenance or repair, except for ordinary routine maintenance and repairs that are not, individually or in the aggregate, material.
4.9Contracts and Commitments.
a.Section 4.9(a) of the Disclosure Schedules lists all of the following agreements, contracts, commitments, arrangements and other instruments (whether written or oral) to which any member of the Company Group is a party and which are currently in effect as of the date hereof (such agreements, contracts, commitments, arrangements and other instruments, of the type required to be so scheduled, but whether or not so scheduled, the “Material Contracts”):
i.agreements, contracts, commitments, arrangements and other instruments which provide for the purchase, lease or use by, or sale or distribution to, any member of the Company Group of goods or services, other than Ordinary Course IP Agreements;
ii.agreements, contracts, commitments, arrangements and other instruments with any of the Company Group’s (A) twenty (20) largest customers by annual recurring revenue, and (B) suppliers, distribution partners or vendors from whom the Company Group has made purchases in excess of $10,000, in each case of the foregoing clauses (A) and (B) during the period from January 1, 2020 to December 31, 2020;
iii.agreements, contracts, commitments, arrangements and other instruments under which any material asset of the Company Group is permitted to become encumbered by a Lien;

iv.agreements, contracts, commitments, arrangements and other instruments with agents or contractors;
v.agreements, contracts, commitments, arrangements and other instruments pursuant to which any member of the Company Group is a lessor or sub-lessor or a lessee, sub-lessee or occupant of any tangible property, personal or real, or holds or operates any tangible personal property owned by another Person;
vi.agreements, contracts, commitments, arrangements and other instruments that (A) grant any right of first refusal, right of first offer or similar right to a third party, (B) otherwise restrict or purport to restrict in any material respect the ability of any member of the Company Group to compete in any line of business or geographical area, (C) provide for an earn-out or similar deferred conditional payment obligation, (D) include any “most favored nation” provision, or (E) contain any exclusivity obligation or provision;
vii.agreements, contracts, commitments, arrangements and other instruments that relate to the acquisition or disposal of any business or any material assets (whether by merger, sale of stock, sale of assets or otherwise);
viii.Intellectual Property Agreements (other than Ordinary Course IP Agreements);
ix.option, license, franchise or similar agreements, contracts, commitments, arrangements and other instruments relating to real or personal property, or any tangible assets of the Company Group;
x.agreements, contracts, commitments, arrangements and other instruments pursuant to which any member of the Company Group is required to pay any commission, finders’ fee, royalty or similar payment, whether in connection with transactions or otherwise, other than Ordinary Course IP Agreements;
i.agreements, contracts, commitments, arrangements and other instruments relating to any pending actions, suits, proceedings, charges, complaints, arbitrations or investigations by a Governmental Authority;
ii.agreements, contracts, commitments, arrangements and other instruments relating to any obligations of the Company Group with respect to the issuance, sale, repurchase or redemption of any Ownership Interests of the Company;
iii.agreements, contracts, commitments, arrangements and other instruments evidencing any partnerships or joint ventures;
iv.employment, severance or change in control agreements, contracts, commitments, arrangements and other instruments with any employees, officers, managers or directors of the Company Group;

v.agreements, contracts, commitments, arrangements and other instruments disclosed on Section 4.17 of the Disclosure Schedules; and
vi.any other agreements, contracts, commitments, arrangements and other instruments that require the payment by, or to, any member of the Company Group after the date hereof of an amount in excess of $10,000 per annum.
b.Except as disclosed on Section 4.9(b) of the Disclosure Schedules, (i) no Material Contract has been breached in any material respect by any member of the Company Group or, to the Knowledge of the Company, any other party thereto, which has not been duly cured or reinstated, or been canceled by written notice by the other party or parties to such Material Contract, (ii) no member of the Company Group is in receipt of any written claim of default under any such Material Contract dated less than one (1) year from the date hereof, and no member of the Company Group, or to the Knowledge of the Company, any other Person, currently contemplates any termination, material amendment or change to any Material Contract, (iii) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default of any Material Contract or result in or give any Person a right of acceleration or early termination thereof and (iv) each Material Contract is valid, binding and enforceable against the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). Complete and correct copies of the Material Contracts have been provided to Parent.
4.10Intellectual Property; Privacy and Data Security.
a.Section 4.10(a) of the Disclosure Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications therefor (and specifying the next upcoming renewal date for each), (iii) material unregistered trademarks and service marks used or held for use in the operation of the Company’s and the Subsidiary’s business; (iv) copyright registrations and pending applications therefor, (v) internet domain name registrations (and specifying whether each such domain name registration is set to automatically renew), and (vi) Software, in each case of the foregoing (i) through (vi) that are Owned Intellectual Property. With respect to each item of Owned Intellectual Property, such item is valid, subsisting, and enforceable and no action, claim or other legal proceeding is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, or ownership of any such Owned Intellectual Property. All registrations and applications for the Owned Intellectual Property are duly registered or filed in the name of the Company or a Subsidiary thereof, and as of the date hereof, none have been or are subject to any pending cancellation, interference, reissue, or reexamination proceeding (other than ordinary office actions) and, except as set forth on Section 4.10(a) of the Disclosure Schedules, no fees, payments, renewals, filings, or other actions of any kind must be made or taken with respect to any items set forth on Section 4.10(a) (including any domain names) within six (6) months following Closing, including the payment of any professional attorney’s fees, payment of any registration, maintenance or renewal fees, or the filing of any responses, applications, certificates, or other documents.
b.The Company and its Subsidiaries exclusively own, free and clear of all Liens, all Owned Intellectual Property. With respect to all Intellectual Property that has been invented, created or developed by or for the Company Group, except as set forth on Section 4.10(b) of the Disclosure Schedules, no third party owns or controls any rights or interests in or to such Intellectual Property in a way that restricts or impairs in any material respect the Company or any of its Subsidiaries’ use of such Intellectual Property as such Intellectual Property is currently used in the operation of its business. The Company Group has not sold or assigned to a third party, and owns all right, title and interest in and to, all Intellectual Property Ancillary Rights in the Owned Intellectual Property. The Company Group has not exclusively licensed any Owned Intellectual Property to any Person, and are under no obligation to grant any such licenses.
c.Except as set forth on Section 4.10(c) of the Disclosure Schedules, the Company and its Subsidiaries have a valid license to use each item of Intellectual Property (other than Owned Intellectual Property) used in connection with the operation of its business as currently conducted, and, to the Knowledge of the Company, such Intellectual Property, together with the Owned Intellectual Property, constitutes all of the Intellectual Property used or otherwise necessary to operate the Company Group’s business in the manner in which it is currently conducted. The Company and its Subsidiaries are not and have not in the last three (3) years been in breach of any Intellectual Property Agreement in any material respect.
d.Except as set forth on Section 4.10(d) of the Disclosure Schedules, neither the Company, nor any of its Subsidiaries, nor the operation of the Company Group’s business has, in the past five (5) years infringed, misappropriated, or otherwise violated any rights of any third party with respect to Intellectual Property owned by such third party, or is infringing, misappropriating or otherwise violating any rights of any third party with respect to Intellectual Property owned by such third party. Neither the Company nor any of its Subsidiaries have received in the last five (5) years any written communication (i) alleging that any member of the Company Group or the conduct of its business infringes, misappropriates or otherwise violates any rights of any third party with respect to Intellectual Property owned by such third party, or (ii) challenging the scope, ownership, use, validity, or enforceability of the Owned Intellectual Property. To the Knowledge of the Company, no third party is infringing upon, has misappropriated or is otherwise violating any Owned Intellectual Property rights.
e.The Company Group has taken commercially reasonable actions designed to protect the security, confidentiality, integrity, and intended accessibility of the Company and its Subsidiaries’ IT Systems and the confidential data and other information stored or processed thereon. Without limiting the foregoing, the Company Group has and uses industry standard anti-virus software to regularly scan, monitor, identify, and remove any vulnerabilities in the IT Systems (including any Company Software). During the prior five (5) years, to the Knowledge of the Company, there has been no unauthorized access, use, intrusion, manipulation, corruption, or other breach of security of the Company or one of its Subsidiaries’ IT Systems, that has caused or would reasonably be expected to cause material (i) disruption of or interruption in or to the use of such IT Systems, (ii) loss, destruction, damage, or harm of or to the Company Group, its operations or the conduct of its business, or (iii) liability of any kind to the Company or any of its Subsidiaries. The Company Group maintains written plans for business continuity and responding to IT security incidents in accordance with industry standard practice. The Company Group has procured suitable insurance coverage in respect of privacy, information security and IT security risks.
f.To the Knowledge of the Company, all Software of the Company and its Subsidiaries included in the products of the Company Group’s business or, which are otherwise licensed, or made available to, customers of the Company or its Subsidiaries (the “Company Software”) performs substantially in conformance with its documentation. No Company Software (i) to the Company’s knowledge, and based on results from industry standard anti-virus, anti-malware or comparable software scanning, contains any virus, routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any routine designed to disable a computer program or system automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software, or (ii) includes any “open source software” as such term is defined by the Open Source Foundation that is used in a manner by the Company Group that would require any member of the Company Group to disclose or license to a third party for no or minimal charge any proprietary Software included in the Owned Intellectual Property. Except as set forth in Section 4.10(f) of the Disclosure Schedules, the Company and its Subsidiaries have not disclosed or licensed any proprietary source code of any Software included in the Owned Intellectual Property to any third party (including to a third party escrow agent) other than to employees and contractors performing services on the Company’s and its Subsidiaries’ behalf who are bound by obligations of confidentiality No event has occurred, and to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any proprietary source code of any Software included in the Owned Intellectual Property other than to employees and contractors performing services on the Company’s and its Subsidiaries behalf who are bound by obligations of confidentiality.
g.The Company and each of its applicable Subsidiaries has entered into valid and enforceable written agreements with each current and former employee, officer, contractor, or other Person who contributed to the invention, creation, or development of any Owned Intellectual Property for or on behalf of the Company or its Subsidiaries or currently used or maintained in the Company Group’s business whereby such employee, officer, contractor, or other Person agrees to obligations of confidentiality with respect to any trade secrets or confidential information of the Company and its Subsidiaries, assigns to the Company or any of its Subsidiaries any ownership interest such employee, officer, contractor, or other Person may have in or to such Owned Intellectual Property to the extent permitted by applicable law, and waives any right or interest, including any moral rights, regarding such Owned Intellectual Property to the extent permitted by applicable law. None of such current or former employee, officer, contractor, or other Person of the Company or its Subsidiaries, has any ownership, right, license, claim, moral right or interest whatsoever in or to any such Owned Intellectual Property and used in or otherwise necessary to operate the Company Group’s business in the manner it is currently conducted or currently proposed to be conducted.
h.The Company or one of its Subsidiaries owns or possesses the legal and enforceable right to use the IT Systems as necessary to operate its business as currently conducted, and after the Closing Date, the Company or one of its Subsidiaries will own or have the right to use such IT Systems in a manner that is the same in all material respects as prior to Closing.
i.Except as set forth on Section 4.10(i) of the Disclosure Schedules, each member of the Company Group materially complies, and has during the past three (3) years materially complied, with (i) all Privacy and Information Security Requirements, (ii) its Privacy Notices published on such member’s website, and (iii) all Material Contracts to which it is a party relating to Processing of Personal Data.
j.No member of the Company Group has received any written notice, complaint, allegation or other communication in writing, and to the Knowledge of the Company, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or alleged violation of any Privacy and Information Security Requirement by or with respect to any member of the Company Group.
k.To the Knowledge of the Company, no investigation or claim relating to the data privacy or data security practices of the Company Group, or its business, is being or has been conducted by any Governmental Authority or payment card association.
l.Except as set forth on Section 4.10(l) of the Disclosure Schedules, during the prior five (5) years, to the Knowledge of the Company, there has been no data security breach, privacy breach or unauthorized use of any Company Data that is Processed by or on behalf of the Company Group.
m.Except as set forth on Section 4.10(m) of the Disclosure Schedules, during the prior three (3) years, no member of the Company Group has notified, or been required by Privacy and Information Security Requirements to notify, any Person of any unauthorized or illegal access to, or unauthorized or illegal use or disclosure of, Personal Data.
n.Each member of the Company Group employs commercially reasonable technical, administrative, physical and organizational measures that materially comply with Privacy and Information Security Requirements designed to protect Company Data within its custody or control and requires the same of all third parties that Process Company Data on its behalf. The Company maintains, and has remained in material compliance with, comprehensives written policies and procedures that materially complies with Privacy and Information Security Requirements. Each Company Group employee who has access to Company Data has received training regarding information security that is relevant to such employee’s role and responsibility. The Company Group has deployed industry standard encryption on all portable devices and information systems containing Company Data or Personal Data. The Company Group has timely and reasonably remediated and addressed any and all audit findings related to the Company’s implementation of organization, administrative, physical, and technical safeguards.
o.There are no outstanding, ongoing or unsatisfied requests from individuals seeking to exercise their data protection rights under applicable Privacy and Information Security Requirements (including any rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability), or to opt out of the sale of Personal Data.
p.The relevant member of the Company Group has undertaken commercially reasonable due diligence on any third parties appointed by that member of the Company Group to Process Personal Data on its behalf (“Processors”) and has entered into a written agreement with each Processor that materially complies with the Privacy and Information Security Requirements. Each such member of the Company Group has taken reasonable measures designed to require such Processors to comply with their contractual obligations and is not aware of any material breach by any Processors of such obligations.
q.Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the termination of, or give rise to a right of termination of, any Intellectual Property Agreement, (ii) result in the Company or any of its Subsidiaries granting to any Person any right to, or with respect to, any Intellectual Property or Intellectual Property Ancillary Rights included in Owned Intellectual Property, (iii) impair the right of the Company or any of its Subsidiaries to use or exploit in any way any Intellectual Property or Intellectual Property Ancillary Rights or result in any loss of, or the diminishment in value of, any Owned Intellectual Property or Intellectual Property Ancillary Rights included therein, (iv) result in the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the Company Group’s business, or (v) obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any Person that were not payable immediately prior to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.
4.11Governmental Licenses and Permits. Section 4.11 of the Disclosure Schedules contains a complete and correct listing of all Governmental Licenses used by the Company Group or necessary for the conduct of the Company Group’s business as of the date hereof. Except as indicated on Section 4.11 of the Disclosure Schedules, the Company owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Company Group’s business as presently conducted, except for those the failure of which to own or possess would not reasonably be expected to be material. The Company Group is in compliance with the material terms and conditions of such Governmental Licenses and such Governmental Licenses are in full force and effect and will not be terminated, impaired, or become terminable (in whole or in part) as a result of the transactions contemplated by this Agreement. There has not been in the five (5) years prior to the date of this Agreement, any violation, default, cancelation, revocation or suspension (or other set of facts that could reasonably be expected to result in any of the foregoing) nor, to the Company’s Knowledge, any threatened cancelation, revocation or suspension, of any such Governmental License.
4.12Litigation; Proceedings. Except as set forth on Section 4.12 of the Disclosure Schedules, there are no actions, suits, proceedings, charges, complaints, arbitrations, investigations (as to which the Company Group has received written notice), hearings, claims, citations, summons or subpoenas of any nature pending or, to the Knowledge of the Company, threatened against the Company Group, its business or any of its assets. The Company Group (a) is not subject to any currently effective judgment, order writ, injunction or decree of any court or Governmental Authority, and (b) is not (and during the five (5) years prior to the date of this Agreement has not been) the subject of any penalties, fines or enforcement actions.
4.13Compliance with Laws. Except as set forth on Section 4.13 of the Disclosure Schedules, the Company Group is (and during the five (5) years prior to the date of this Agreement has been) in compliance in all material respects with all applicable laws, including any applicable COVID-19 Measures. The Company Group is not in material violation of, or subject to a material liability or material potential responsibility under, any such law, which is pending or remains unresolved, nor has the Company Group received any written notice from any Governmental Authority to the effect that the Company Group is not in compliance, in any material respect, with any applicable law. Without limiting the foregoing, the Company Group has complied with the CARES Act and all applicable laws in connection with the PPP Loans, and all information, certifications, representations and warranties made by the Company Group related thereto (including any application or any submission for forgiveness) were materially true and correct as of the date made.
4.14Employees.
a.The Company Group has not, in the past five (5) years, received any demand letters, civil rights charges, employment claims or suits related to claims made by (or on behalf of) any employee, worker, officer, director, or stockholder. In the past five (5) years, the Company Group (i) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (ii) has been in compliance in all material respects with all laws relating to employment and labor, and (iii) has been in compliance in all material respects with all laws relating to wage and hour matters and the terms and condition of employment, including, without limitation, wages and hours, accrual and payment of vacation pay and paid time off, labor relations, classification of individual independent contractors and other individual service providers who have provided services to the Company Group, employment discrimination, disability rights, equal opportunity, immigration, occupational health and safety, workers compensation and unemployment insurance.
b.Except as would not result in more than a de minimis Liability to the Company Group (i) all individuals who are or within the past five (5) years were performing consulting or other services for the Company Group and classified by the Company Group as “independent contractors,” “workers” or “employees” are and within the past five (5) years have been correctly classified by the Company Group as pursuant to applicable law and the Company Group has not received any written notice in the past five (5) years from any Governmental

Authority disputing such classification, and (ii) all employees of the Company Group are or within the past five (5) years have been correctly classified by the Company Group as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act. All individual “independent contractors” can be terminated with no greater than thirty (30) days’ notice to such individual “independent contractors” without further liability.
c.Section 4.14(c) of the Disclosure Schedules sets forth a list as of the Closing Date, which is true and correct in all respects, of the name or identification number of each employee, whether actively at work or not, and the state in which each such individual is based and primarily performs his or her duties or services, including the title (including any officer title), base annual salary, position or job function, hire date, prior notice period, location and accrued but untaken vacation, and incentive or bonus arrangement with respect to such individual. All employees of the Company Group are lawfully entitled to work for the Company Group, without restriction or any visa, permit or consent being required.
d.Except as set forth in Schedule 4.14(d) of the Disclosure Schedules, the Company Group is not a party to, and does not maintain or have any obligation to contribute to, any (i) defined contribution or defined benefit plan (whether or not terminated) which is an employee pension benefit plan (including as defined in Section 3(2) of ERISA), (ii) employee welfare benefit plans (including as defined in Section 3(1) of ERISA), (iii) other plan, policy, program or arrangement, whether oral or written, which provides deferred compensation benefits, (iv) other agreement, program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits, or (v) employment, severance, change of control, retention, equity or equity-based, collective bargaining, material bonus or other incentive compensation, disability, salary continuation agreement, program, plan, policy or arrangement (collectively, “Plans”).
i. With respect to each Plan, the Company has provided true, complete and correct copies of, as applicable: (1) the current plan document, with all amendments thereto (or for each Plan that is not written, a description thereof); (2) the most recent summary plan description and all related summaries of material modifications; (3) all related insurance contracts, other funding arrangements and administrative services agreements; (4) all material notices or correspondence from or with the Department of Labor or the Internal Revenue Service; and (5) all other material documents pursuant to which such Plan is maintained, funded and administered. No Plan covers employees, workers, or individual service providers of any person other than the Company.
ii. Each Plan (and each related insurance contract or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms and in all material respects in compliance with all applicable requirements of ERISA, the Code and other applicable laws. The Company has complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state laws.
iii. Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been established, operated and administered in compliance with, and is in operational and documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.
iv. With respect to each Plan, no claim (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and there are no facts that would give rise to or could reasonably be expected to give rise to any such claim.
v. Except as set forth in Schedule 4.14(d)(v) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, shall not (1) entitle any current or former employee or other individual service provider of the Company (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other similar payment or benefit under any Plan or otherwise, or (2) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such current or former employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Plan or otherwise.
e.Except as set forth on Section 4.14(e) of the Disclosure Schedules, the Company Group does not engage individuals as independent contractors.
f.Except as set forth on Section 4.14(f) of the Disclosure Schedules, the Company Group has not required its employees or service providers to execute restrictive covenants agreements.
g.The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, worker, officer, director, stockholder or other service provider of the Company Group will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase or provide for compensation, payments or benefits becoming due and payable to any employee, worker, officer, director, stockholder or other service provider of the Company Group (whether current, former or retired) or their beneficiaries.
h.No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, worker, officer, director, stockholder or other service provider of the Company Group would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. The Company Group has no indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code.
i.There are no material outstanding loans or advances from the Company Group to any employee, worker, officer, director, stockholder or other service provider (whether current or former) or other material amounts owed to any such individual by the Company Group other than for reimbursement of expenses and wages for the current salary period.

4.15Tax Matters.
a.The Company Group has timely and properly filed all material Tax Returns required to be filed by it or with respect to its assets or operations, all such Tax Returns are true and accurate in all material respects, and all material Taxes shown as payable thereon have been timely and properly paid.
b.All material Taxes required to be paid by or with respect to the Company Group or its assets or operations have been timely and properly paid, and there are no Liens for Taxes upon any assets of the Company Group other than liens for Taxes not yet due and payable.
c.The Company Group has complied in all material respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Taxing Authority all material amounts required to be so collected, deducted or withheld and paid over in accordance with applicable laws. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been properly completed and timely filed.
d.In the last three (3) years, no claim has ever been made by an authority in a jurisdiction where the Company Group does not file Tax Returns that the Company Group may be subject to taxation by that jurisdiction.
e.The Company Group has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is in effect as of the date hereof.
f.The Company Group has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date (other than any automatic extensions requested or granted in the ordinary course of business).
g.There is no action, suit, Taxing Authority proceeding or audit now in progress or, to the Company’s Knowledge, pending against or with respect to the Company Group with respect to any material Tax and no Taxing Authority has asserted in writing any intent to open an audit or examination with respect to Taxes or any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company Group with respect to any taxable period for which the period of assessment or collection remains open or that has not been finally settled.
h.No member of the Company Group (assuming for this purpose that such member is a regarded entity for U.S. federal income Tax purposes) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section

7121 of the Code (or any analogous provision of Tax law) executed prior to the Closing; (iii) intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any analogous provision of Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any analogous provision of Tax law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) deferred revenue or prepaid or deposit amount received prior to the Closing; (vi) transactions effected prior to the Closing that result in income inclusion pursuant to Sections 951, 951A, or 965 of the Code with respect to any interest held in a “controlled foreign corporation,” as that term is defined in Section 957 of the Code (a “CFC”) on or before the Closing Date; or (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. No member of the Company Group is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. No member of the Company Group has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or in connection with the Payroll Tax Executive Order.
i.The Company Group has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
j.The Company Group (i) has not received, applied or requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing Authority or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), in each case, that would be binding upon the Company after the Closing Date, (ii) is not and has not been a member of any Affiliated Group (other than a group the common parent of which is or was the Company) and (iii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise.
k.The Company has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
l.The Company Group is not a party to or bound by any Tax indemnity agreement, Tax sharing, allocation, indemnity or similar agreement or arrangement, except, in each case, customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes.
4.16Brokerage. There are no claims for brokerage commissions, financial advisor’s fees, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Company Group, Parent or the Surviving Corporation would be liable based on any arrangement or agreement made by or on behalf of the Company Group, any Equityholder or any of their respective Affiliates.

4.17Affiliate Transactions. Except as disclosed on Section 4.17 of the Disclosure Schedules, no officer, director, Equityholder or Affiliate (other than a member of the Company Group with respect to another member of the Company Group) of any member of the Company Group, any of their respective officers or directors, or any family member of any of the foregoing (a) has entered into any agreement, contract, commitment, arrangement and other instrument (whether written or oral) with any member of the Company Group (other than (x) confidentiality, assignment of inventions agreements and director and officer indemnification agreements entered into in the ordinary course of business, and (y) employment agreements, offer letters, restrictive covenants agreements, stock option or restricted stock agreements previously provided to Parent), (b) has filed or notified the Company Group of any claims or rights against any member of the Company Group (other than rights to receive compensation for services performed as an officer, director, employee or contractor of any member of the Company Group, rights to reimbursement for travel and other business expenses incurred in the ordinary course of business), (c) owes any money to any member of the Company Group or is owed any money from any member of the Company Group (other than amounts owed for compensation or reimbursement pursuant to clause (b) above), (d) provides material services to any member of the Company Group (other than services performed as a director, officer, employee or contractor of any member of the Company Group), or (e) owns any material property which is used by any member of the Company Group in the conduct of its business.
4.18Insurance. Section 4.18 of the Disclosure Schedules sets forth a complete and correct list of all policies of fire, liability, workers’ or employees’ compensation, property, casualty and all other insurance policies to which the any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are valid, binding and enforceable and in full force and effect and no member of the Company Group is in breach or default (and there is no event which, with or without notice or the lapse of time or both, would constitute a breach or default by any member of the Company Group) with respect to its obligations under such insurance policies (including with respect to payment of premiums). No written notice of cancelation or non-renewal of such insurance policies has been received and there is no claim by any member of the Company Group pending under any such insurance policies, as to which any material coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights. The Company Group is, and for the three (3) years prior to the date of this Agreement has been, insured with respect to its properties, assets and business in such amounts and against such risks as are sufficient for compliance with laws in all material respects and as are adequate to protect its properties, assets, employees, officers and directors and conduct of its business in accordance with customary industry practice.
4.19Environmental Matters. Each member of the Company Group is in compliance in all material respects with all Environmental Laws. The Company Group has not, in the three (3) years prior to the date of this Agreement, received any written notice that it is in violation of any Environmental Law. To the Company’s Knowledge, no member of the Company Group has released any hazardous or toxic substance in violation of any Environmental Laws or in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations of any member of the Company Group in any material respect pursuant to Environmental Laws.
4.20Anti-Bribery and Corruption; Sanctions.
a.The Company and each of its Subsidiaries has in the past five (5) years conducted its business in compliance with any Anti-Bribery Law to which it is subject. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any agent (acting in such capacity), has in the past five (5) years (i) in order to assist the Company Group in improperly obtaining or retaining business for or with any Person, in improperly directing business to any Person, or in securing any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, knowingly indirectly or knowingly through a third party, to or for the use or benefit of any Official or any Person, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or taken any other action that would violate any applicable Anti-Bribery Law binding on such Person or in effect in any jurisdiction in which such action is taken. In the past five (5) years, neither the Company nor any of its Subsidiaries nor any of their directors, officers, or employees, or, to the Knowledge of the Company, any agent (acting in such capacity) have received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving, any allegations relating to, potential violation of any Anti-Bribery Laws or other applicable laws, nor received a request for information from any Governmental Authority regarding Anti-Bribery Laws. Neither the Company nor any of its subsidiaries nor any of their directors, officers or employees, nor, to the Knowledge of the Company, any of their agents or Affiliates, has employed or retained, directly or indirectly, any Official or a family member of any Official. No Official has, directly or indirectly, the right of control over, or any beneficial interest in any member of the Company Group. The Company maintains, and has maintained, compliance policies, procedures, and internal controls in the manner set forth in Section 4.20(a) of the Disclosure Schedules.
b.No member of the Company Group or any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of their agents or Affiliates (i) is a Sanctioned Person, (ii) has in the last five (5) years engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violated any applicable International Trade Laws, or (iii) has conducted its operation in violation in any material respect of any applicable Anti-Money Laundering Law, including applicable financial recordkeeping and reporting requirements.
4.21PPP Loans.
a.Except for the PPP Loans, the Company Group has not applied for, received, or been awarded any loan, grant, economic stimulus, or other benefit from, or incurred any Liabilities in connection with, any Governmental Authority or other Person as a result of or in connection with the COVID-19 Pandemic, pursuant to the CARES Act or any other COVID-19 Financial Assistance.

b.Except as set forth on Section 4.21(b) of the Disclosure Schedules, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance by the Company with any provision hereof are not in contravention of the terms of the PPP Loan. All applications, documents and other information submitted to the PPP Lender, the Small Business Administration or any other Governmental Authority with respect to the application (including eligibility, necessity and loan amount) for or receipt, use or forgiveness (including eligibility and amount) of, the PPP Loan, or otherwise related to the PPP Loan are true, correct and complete in all material respects.
c.The Company has, with regard to the PPP Loans, including the application (including eligibility, necessity and loan amount) for, receipt of, use of and application for forgiveness (including eligibility and amount) of the PPP Loan, complied in all material respects with all applicable laws and with the terms and provisions of the PPP Loan. The Company has exhausted the full amount of the proceeds of the First Draw PPP Loan solely on purposes permitted under the CARES Act and has not used any of the proceeds of the PPP Loans for any purpose prohibited under the CARES Act or any other applicable law. The First Draw PPP Loan has been forgiven in full in accordance with the CARES Act, and the PPP Lender has received payment from the SBA for the amount of the First Draw PPP Loan.
d.The Company has not comingled any of the proceeds of the PPP Loans with any other funds of the Company.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Merger Sub represent and warrant to the Company as of the Closing as follows:

5.1Organization and Power; Ownership of Merger Sub; No Prior Activities. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. Parent owns 100% of the issued and outstanding stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
5.2Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub, and no other corporate act or proceeding on the part of Parent or Merger Sub, or their respective board of directors or stockholders is necessary to authorize the execution, delivery or performance by Parent and Merger Sub of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent and Merger Sub will each constitute, a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with their terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
5.3Absence of Conflicts. Except as would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Parent and Merger Sub of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of Parent or Merger Sub or (ii) to Parent’s Knowledge, any material contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Parent or Merger Sub is bound or affected; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law (except for the filing and recordation of the Certificate of Merger as required by the NYBCL).
5.4Litigation. There are no actions, suits, proceedings, charges, complaints, arbitrations, investigations, hearings, orders, claims or citations, summons or subpoenas of any nature pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub, at law or in equity, which would have a material adverse effect on the ability of Parent or Merger Sub to the consummate the transactions contemplated by this Agreement.
5.5Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Equityholders would be liable based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent or Merger Sub (or their respective officers, directors, employees or agents).

5.6Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.
5.7SEC Filings; Financial Statements
a.For the past three (3) years, Parent has filed all material forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
b.Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into Parent’s most recent annual report on Form 10-K was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.
ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

6.1Required Stockholder Approval. Prior to Closing, the Company shall deliver to Parent a written consent in the form attached hereto as Exhibit K (the “Stockholder Consent”), executed by Company Stockholders holding a number of shares of capital stock of the Company constituting the Required Stockholder Approval, pursuant to which, among other things, such Company Stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in each case, in accordance with the NYBCL and the Company Charter and Bylaws.
6.2Mutual Assistance. Each of the parties hereto agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Each of the parties hereto, at its own cost, will assist each other party hereto (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

6.3Press Release and Announcements; Confidentiality. Unless required by law (in which case each of Parent and the Representative shall consult, to the fullest extent permitted by law, with the other party prior to any such disclosure as to the form and content of such disclosure) or applicable rules of any stock exchange or quotation system on which Parent or its Affiliates lists or trades securities, no press releases, announcements to employees of, or any other Persons having business dealings with, the Company or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of both Parent and the Representative. The Representative and Parent agree to keep the terms of this Agreement confidential, except to the extent required by applicable law, applicable rules of any stock exchange or quotation system on which Parent or its Affiliates lists or trades securities, or for financial reporting purposes, and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Subject to the foregoing, the parties acknowledge that that certain confidential disclosure agreement by and between Parent and the Company, dated as of February 4, 2019, is hereby terminated and of no further force or effect as of the Closing.
6.4Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants).
6.5Representative.
a.The Equityholders, Bonus Recipients and Convertible Noteholders have agreed that Alexey Khitrov shall be constituted and appointed as the Representative, and act on behalf of all of the Equityholders, Bonus Recipients and Convertible Noteholders for the purposes specified herein. For purposes of this Agreement, the term “Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of each Equityholder, Bonus Recipient and Convertible Noteholder for all purposes of this Agreement, with full power and authority on each such Equityholder’s, Bonus Recipient’s and Convertible Noteholder’s behalf, and such Equityholder’s, Bonus Recipient’s and Convertible Noteholder’s successors and assigns, with full power of substitution in the premises, with respect to all matters under this Agreement and the Transaction Documents, including, without limitation, (i) to consummate the transactions contemplated herein, (ii) to pay such Equityholder’s, Bonus Recipient’s and Convertible Noteholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to such Equityholder, Bonus Recipient and Convertible Noteholder and each other Equityholder, Bonus Recipient and Convertible Noteholder and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the

Company Stock and execution of such further instruments as Parent shall reasonably request, (v) to execute and deliver on behalf of such Equityholder, Bonus Recipient and Convertible Noteholder all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Equityholder, Bonus Recipient and Convertible Noteholder in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding any adjustment pursuant to Section 2.12, (viii) to give and receive notices on behalf of such Equityholder, Bonus Recipient and Convertible Noteholder and (ix) to do each and every act and exercise any and all rights which such Equityholder, Bonus Recipient and Convertible Noteholder is, or the Company Stockholders, Optionholders, Bonus Recipients or Convertible Noteholders (as applicable) collectively are, permitted or required to do or exercise under this Agreement. Each Equityholder, Bonus Recipient and Convertible Noteholder, by approving the principal terms of the Merger, accepting the consideration payable to them hereunder, and the completion and execution of a Joinder Agreement, Optionholder Agreement, Payment Agreement or payoff letter (as applicable) irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Equityholders, Bonus Recipients or Convertible Noteholders might or could do in person. Each of the Equityholders, Bonus Recipients and Convertible Noteholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity or bankruptcy of any Equityholder, Bonus Recipient or Convertible Noteholder. The Representative hereby accepts such appointment.
b.All decisions, actions, consents and instructions of the Representative shall be final and binding upon all the Equityholders, Bonus Recipients and Convertible Noteholders and no Equityholder, Bonus Recipient or Convertible Noteholder shall have any right to object, dissent, protest or otherwise contest the same, except for Fraud, intentional misrepresentation or willful misconduct. Neither the Representative nor any agent employed by the Representative shall incur any liability to any Equityholder, Bonus Recipient or Convertible Noteholder relating to the performance of its duties hereunder except for actions or omissions constituting Fraud, intentional misrepresentation or willful misconduct. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Equityholder, Bonus Recipient or Convertible Noteholder, except in respect of amounts actually received on behalf of such Equityholder, Bonus Recipient or Convertible Noteholder. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.
c.The Equityholders, Bonus Recipients and Convertible Noteholders shall cooperate with the Representative and any accountants, attorneys or other agents whom the Representative may retain to assist in carrying out the Representative’s duties hereunder. The Equityholders, Bonus Recipients and Convertible Noteholder shall, pursuant to Section 6.5(e), reimburse the Representative for all costs and expenses, including professional fees, incurred.

d.In the event that the Representative becomes unable to perform the Representative’s responsibilities or resigns from such position, the Company Stockholders holding, prior to the Closing, a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis, shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Representative.
e.At or following the Effective Time and conditioned upon the Parent’s receipt of written instructions from the Representative, Parent shall deliver to the Representative, to an account designated in writing by the Representative, an amount equal to $150,000 (the “Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Representative Expense Fund not incurred for such purposes shall be returned to the Company Stockholders, Optionholders, Bonus Recipients and Convertible Noteholders in accordance with the Pro Rata Deferred Payment Shares as soon as reasonably practicable after payment of the Representative the amount due to it from the Representative Expense Fund. For the avoidance of doubt, upon Parent having delivered the Representative Expense Fund to the Representative at or following the Effective Time pursuant to this Section 6.5(e), Parent and its Affiliates (including, from and after the Closing, the Surviving Corporation) shall have no liability in respect of the Representative Expense Fund.
f.Parent shall be entitled to rely conclusively on the instructions and decisions given by Representative as to any of the matters described in this Section 6.5 and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions or in connection with any action taken by, or omission of, the Representative pursuant to the terms of this Agreement (including any failure of the Representative to disburse any funds to the Equityholders, Bonus Recipients or Convertible Noteholders or any expenses incurred by the Representative by or on behalf of the Equityholders, Bonus Recipients or Convertible Noteholders);
g.As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Representative hereby represents and warrants to Parent and Merger Sub as follows:
i. the Representative has the capacity and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder;
ii. the execution, delivery and performance by the Representative of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law (except for the filing and recordation of the Certificate of Merger as required by the NYBCL); and

iii. this Agreement has been duly and validly executed and delivered by the Representative and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes and the other agreements contemplated hereby will each constitute, a valid and binding obligation of the Representative enforceable against the Representative in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
6.6Distribution Waterfall. The Representative, the Equityholders, the Bonus Recipients and the Convertible Noteholders acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates (including, from and after the Closing, the Surviving Corporation) shall have no liability in respect of the creation of, or any calculations derived from, the Distribution Waterfall or the allocation among the Equityholders, Bonus Recipients and Convertible Noteholders of any consideration payable under this Agreement. For the avoidance of doubt, the Representative shall be entitled, from time to time, to submit an updated Distribution Waterfall to Parent in connection with the payment of any Deferred Payment to reflect actual amounts payable to each Equityholder, Bonus Recipient and Convertible Noteholder; provided, however, that no such update shall change the Pro Rata Indemnity Share or the Pro Rata Deferred Payment Share of any Equityholder, Bonus Recipient or Convertible Noteholder.
6.7Tax Matters.
a.Seller Tax Returns. The Representative shall timely prepare (at the expense of the Equityholders and the Convertible Noteholders) all Income Tax Returns of the Company first due after the Closing Date for any taxable period ending on or before the Closing Date (each, a “Seller Tax Return”). All Seller Tax Returns shall be prepared in accordance with this Agreement and the past practices of the Company unless otherwise required by applicable law. The Representative will provide Parent with a copy of each Seller Tax Return for Parent’s reasonable review and comment at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) and shall reflect thereon any reasonable comments of Parent thereto; provided, however, if the Representative shall fail to provide any Seller Tax Return to Parent as set forth in this Section 6.7(a), such Seller Tax Return shall become a Parent Tax Return subject to Section 6.7(b).
b.Parent Tax Returns. Parent shall prepare and file all Tax Returns of the Company required to be filed after the Closing Date with respect to any Pre-Closing Tax Period other than a Seller Tax Return (each, a “Parent Tax Return”). The Representative shall (on behalf of the Equityholders and the Convertible Noteholders) pay to Parent (i) an amount equal to all Seller Taxes shown as due on any Parent Tax Return and any Seller Tax Return at least ten (10) days before the date on which the Parent or the Company would be required to pay such Taxes, and (ii) an amount equal to that portion of expenses for preparing any Parent Tax Return equal to the product of such expenses and a fraction, the numerator of which is the number of days in the portion of the underlying taxable period ending on (and including) the Closing Date and the denominator of which is the total number of days in such taxable period, within ten (10) days of request therefor.
c.Straddle Period. To the extent necessary for purposes of this Agreement to determine the allocation of any Tax among any Straddle Period (including for the determination of Seller Taxes), the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the end of the Closing Date shall: (i) in the case of any Tax based upon or related to income, sales, payroll, or receipts, be determined on the basis of a deemed closing of the Tax year of the Company as of the end of the Closing Date; (ii) in the case of real, personal and intangible property Taxes and other similar periodic or ad valorem Taxes, be deemed equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (iii) in the case of any Tax imposed on the Company with respect to an interest in an entity treated as a CFC, partnership, or disregarded entity for purposes of the Code, be determined as if the taxable year of such CFC, partnership, or disregarded entity ended on the end of the Closing Date.
d.Termination of Tax Sharing Agreements. The Company shall cause all tax sharing, tax indemnification, or tax distribution agreements to which the Company is a party (other than, for the avoidance of doubt, this Agreement) to be terminated as of 12:01 a.m., Eastern time, on the Closing Date and the Company to not be bound thereby or have any Liability thereunder with respect to any taxable period.
e.Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Representative (on behalf of the Equityholders and Convertible Noteholders) when due, and the Representative shall, at the Equityholders’ and Convertible Noteholders’ expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
ARTICLE 7

INDEMNIFICATION

7.1Survival. The representations and warranties of the Company, Parent and the Representative contained in Article 4, Article 5, and Section 6.5(f), respectively, and each of the Parent Indemnified Parties’ and the Company Stockholders’ rights to indemnification pursuant to Section 7.2(a) and Section 7.2(b), respectively, shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Pacific Time) on the date that is twenty-four (24) months after the Closing Date; provided, that (a) the IP Representations shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Pacific Time) on the third (3rd) anniversary of the Closing Date, (b) the Fundamental Representations (other than representations and warranties set forth in Section 4.15 (Tax Matters)) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Pacific Time) on the sixth (6th) anniversary of the

Closing Date, (c) the representations and warranties set forth in Section 4.15 (Tax Matters) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Pacific Time) on the date that is sixty (60) days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties, and (d) with respect to the foregoing clauses (a), (b), and (c), the Parent Indemnified Parties’ rights to indemnification pursuant to Section 7.2(a)(i) shall survive for the same periods as are set forth in the foregoing clauses (a), (b), and (c), respectively. The covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) if an indemnification claim is made prior to the expiration of the applicable survival period in accordance with the terms of this Article 7, then such applicable representation, warranty, covenant or agreement shall survive as to such claim until such claim has been fully resolved in accordance with the terms of this Agreement, and (y) none of the survival periods or limitations contained in this Article 7 shall apply to any claims relating to Fraud, intentional misrepresentation or willful breach.
7.2Agreement to Indemnify.
a.Each Stockholder and Convertible Noteholder (individually a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall, severally (on a pro rata basis in accordance with its Pro Rata Indemnity Share) and not jointly (except with respect to indemnification obligations satisfied from the Escrow Fund, which obligations shall be joint and several), indemnify and hold harmless the Parent, the Company and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) from and against any and all Losses, whether or not involving a third party claim, arising out of or resulting from any of the following:
i. any actual inaccuracy in or breach of any representation or warranty of the Company or the Representative contained in Article 4 or Section 6.5(f), respectively, of this Agreement or in any schedule, certificate or other document delivered pursuant hereto as of the Closing (as though such representation or warranty were made as of the Closing, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates);
ii. any actual breach of or default in connection with the failure to perform any of the covenants or agreements made by the Company in this Agreement or any schedule, certificate or other document delivered pursuant hereto;
iii. any Seller Taxes;
iv. the amount of any Indebtedness not taken into account in calculating the Final Merger Consideration;

v. the amount of any Transaction Expenses not taken into account in calculating the Final Merger Consideration;
vi. (A) any actual inaccuracy, error or omission in the Distribution Waterfall or any updates thereto, or (B) any Proceeding by any current or former holder of any Ownership Interests of the Company (including any Proceedings relating to any payments that are made in accordance with this Agreement or the instructions of the Representative) or any other Person (1) entitled (or claiming to be entitled) to any payment arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any Ownership Interests of the Company or any payment (other than a claim by the Equityholders for payment of the Final Merger Consideration (as adjusted) to which they are entitled pursuant to this Agreement and set forth in the Distribution Waterfall), or (2) relating to any action taken by the Representative at any time in connection with this Agreement or the transactions contemplated hereby;
vii. the PPP Loans or the applications therefor, except for any Liabilities pertaining to the repayment of the Second Draw PPP Loan;
viii. any exercise of appraisal rights under Section 623 of the NYBCL in connection with the Merger; and
ix. any fees, assessments, or payments due to the New York State Workers’ Compensation Board in connection with the Company’s actions prior to the Closing.
b.Each of Parent and the Surviving Corporation (each a “Parent Indemnifying Party” and collectively, the “Parent Indemnifying Parties”) shall indemnify and hold harmless the Company Stockholders from and against any and all Losses arising out of or resulting from any of the following (provided that this Section 7.2(b) shall not limit the Parent Indemnified Parties’ rights or recoveries pursuant to Section 7.2(a)):
i. any actual inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in Article 5 of this Agreement or in any schedule, certificate or other document delivered pursuant hereto; and
ii. any actual breach of or default in connection with the failure to perform any of the covenants or agreements made by Parent or the Surviving Corporation in this Agreement or any schedule, certificate or other document delivered pursuant hereto.
c.For purposes of this Article 7 (including for purposes of determining whether a representation or warranty is inaccurate or has been breached and the amount of Losses subject to indemnification), the representations and warranties contained in this Agreement shall be deemed not to be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the words “material” or “Material Adverse Effect” and other terms of similar import or effect).

7.3Limitations. The party(ies) making a claim for indemnification under this Article 7 are referred to as the “Indemnified Parties”, and the party(ies) against whom such claim is asserted under this Article 7 are referred to as the “Indemnifying Parties.” The indemnification provided for in Section 7.2(a) and Section 7.2(b) shall be subject to the following limitations:
a.The Indemnifying Parties shall not be required to provide indemnification with respect to any Losses under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, unless and until the aggregate amount of Losses in respect of indemnification claims under Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, exceeds $200,000 (the “Basket Amount”), at which point, the Indemnifying Parties shall be required to provide indemnification in respect of the full amount of Losses from the first dollar; provided, however, that the limitation set forth in this Section 7.3(a) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach, or claims arising from inaccuracies in or breaches of the Fundamental Representations or IP Representations.
b.Notwithstanding anything in this Agreement to the contrary:
i. the aggregate amount required to be paid by the Indemnifying Parties to the Indemnified Parties under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, shall not exceed $4,042,500 (the “General Representations Cap”); provided, however, that the limitation set forth in this Section 7.3(b)(i) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach, or claims arising from inaccuracies in or breaches of the Fundamental Representations or the IP Representations;
ii. the aggregate amount required to be paid by the Seller Indemnifying Parties to the Parent Indemnified Parties under Section 7.2(a)(i) with respect to the IP Representations, shall not exceed fifty-five percent (55%) of the Final Merger Consideration actually received; provided, however, that the limitation set forth in this Section 7.3(b)(ii) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach; and
iii. the aggregate amount required to be paid by the Seller Indemnifying Parties to the Parent Indemnified Parties (A) under Section 7.2(a)(i) with respect to the Fundamental Representations, and (B) under Sections 7.2(a)(ii) through 7.2(a)(viii) (in each case, when such Losses are aggregated with all other Losses recovered by the Parent Indemnified Parties hereunder) shall not exceed the Final Merger Consideration actually received (the “Purchase Price Cap”); provided, however, that the limitation set forth in this Section 7.3(b)(iii) shall not be applicable to claims for Fraud, intentional misrepresentation or willful breach; and
iv. except with respect to claims for Fraud, intentional misrepresentation or willful breach, the aggregate amount required to be paid by the Parent Indemnifying Parties to the Company Stockholders under Section 7.2(b)(ii) shall not exceed the Purchase Price Cap; and
v. except with respect to claims for Fraud, intentional misrepresentation or willful breach committed by such Equityholder with actual knowledge thereof, the aggregate amount required to be paid by any Equityholder pursuant to this Article 7 shall not exceed the Final Merger Consideration actually received by such Equityholder.

c.Following the Closing, this Article 7 shall constitute the sole and exclusive remedy for recovery for Losses from the Indemnifying Parties by the Indemnified Parties for all matters indemnifiable by the Indemnifying Parties pursuant to Section 7.2. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained in this Section 7.3 or elsewhere in this Agreement shall limit or be construed to limit the rights of any Indemnified Party to make or with respect to, or otherwise waive or release, (i) any claims for specific performance or other equitable remedies, (ii) any claims relating to any other agreements contemplated hereby, or (iii) any claims relating to Fraud, intentional misrepresentation or willful breach of such person who committed such Fraud, intentional misrepresentation or willful breach.
d.Nothing herein shall limit the liability of a Equityholder for any Fraud, intentional misrepresentation, or willful breach or misconduct committed by such Equityholder.
7.4Indemnification Procedures.
a.Notice of Claim. As used herein, (i) the term “Claim” means a claim for indemnification by any Indemnified Party for Losses pursuant to this Article 7, and (ii) the term “Third-Party Claim” means the assertion, whether orally or in writing, against any Indemnified Party of a claim or Proceeding brought by a third party against such Indemnified Party that is based on, arises out of or related to any matter that is or may be indemnifiable by the Indemnifying Parties pursuant to Section 7.2. Parent may assert a Claim, whether for its own Losses or for Losses incurred by any other Parent Indemnified Party by giving the Representative written notice thereof, and the Representative may assert a Claim for Losses incurred by any Company Stockholder by giving Parent written notice thereof (any such notice of any such Claim, whether given by a Parent Indemnified Party or the Representative, a “Notice of Claim”). Each Notice of Claim given pursuant to this Section 7.4 shall describe the Loss the Indemnified Parties have directly or indirectly incurred, paid, sustained, reserved or accrued, or reasonably anticipates that they may directly or indirectly incur, pay, sustain, reserve or accrue and shall contain a description, in reasonable detail, to the extent known to the Indemnified Parties, of the facts, circumstances or events giving rise to such Claim, together with (to the extent in the Indemnified Parties’ possession and permitted by applicable law) copies of any formal written demand or complaint from any third party claimant and an estimate of the amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. No failure or delay on the part of the Indemnified Parties in giving the Indemnifying Parties a Notice of Claim shall relieve, waive or otherwise release the Indemnifying Parties from any of their obligations under this Article 7 unless (and then only to the extent that) the Indemnifying Parties are adversely and materially prejudiced thereby in terms of the amount of Losses for which the Indemnifying Parties are obligated to indemnify the Indemnified Parties, and then, only to the extent of such prejudice.
b.Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party a Notice of Claim with respect thereto. The Indemnifying Party shall have thirty (30) days after its receipt of such Notice of Claim to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
c.Third-Party Claims. Any Third-Party Claim shall be subject to the following procedures:
i. The Indemnifying Party shall have thirty (30) days after its receipt of such Notice of Claim (unless the claim or Proceeding requires a response before the expiration of such thirty (30)-day period, in which case the Indemnifying Parties shall have until the date that is fifteen (15) days before the required response date) to respond in writing to such Notice of Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Third-Party Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Third-Party Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period (or fifteen (15) days before the required response date, if applicable), the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
ii. Except with respect to any Special Claim (as defined below), Parent (on behalf of the Parent Indemnifying Parties) or the Representative (on behalf of the Seller Indemnifying Parties), as applicable, shall have the right to assume the defense of such Third-Party Claim at their sole cost and expense with reputable legal counsel of their choosing by delivering written notice of such election to the Indemnified Parties within thirty (30) days after receipt of the Notice of Claim with respect to such Third-Party Claim (unless the claim or Proceeding requires a response before the expiration of such thirty (30)-day period, in which case the Indemnifying Parties shall have until the date that is fifteen (15) days before the required response date) by acknowledging (in writing) responsibility for the entire amount of the Third-Party Claim (without the benefit of the Basket Amount, General Representations Cap, Purchase Price Cap or any other limitation under this Article 7); provided, that:
A.The Indemnifying Parties shall keep the Indemnified Parties informed of all material developments relating to such Third-Party Claim;

B.The Indemnifying Parties shall provide the Indemnified Parties with copies of all pleadings, notices and communications with respect to such Third-Party Claim;
C.The Indemnified Parties may retain separate counsel and participate in the defense of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim at their own cost and expense, provided that if the Indemnified Parties reasonably determine, based on the advice of counsel to the Indemnified Parties, that the Indemnified Parties have separate defenses from the Indemnifying Parties or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Parties shall be permitted to retain separate counsel of their own choosing at the expense of the Indemnifying Parties;
D.So long as the Indemnifying Parties continue to defend the Third-Party Claim in good faith, the Indemnified Parties shall not be entitled to settle or compromise such Third-Party Claim without the written consent (which consent shall not be unreasonably withheld or delayed) of Parent (with respect to any Third-Party Claim for which the Parent Indemnifying Parties are the Indemnifying Parties) or the Representative (with respect to any Third-Party Claim for which the Seller Indemnifying Parties are the Indemnifying Parties); and
E.The Indemnifying Parties shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third-Party Claim without the prior written consent of the Indemnified Parties (in the Indemnified Parties’ sole discretion), unless (1) such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Indemnified Parties, (2) the sole relief provided in connection with such judgment, settlement or compromise is monetary damages that are paid in full by the Indemnifying Parties, (3) such judgment, settlement or compromise does not include or require a finding or admission of any wrongdoing, and (4) such judgment, settlement or compromise does not impose any restriction on the Indemnified Parties or any injunctive or equitable relief against any Indemnified Party.
iii. Notwithstanding the foregoing, with respect to any Third-Party Claim for which the Parent Indemnified Parties are the Indemnified Parties, the Representative shall not be entitled to assume the defense of such Third-Party Claim (unless Parent agrees otherwise in writing) in the event (any of the following, a “Special Claim”): (A) the Third-Party Claim involves any possibility of criminal liability or any action by any Governmental Authority; (B) the Third-Party Claim involves a customer, client or supplier of Parent, the Company or the Surviving Corporation; (C) the Third-Party Claim seeks injunctive relief, specific performance or other equitable relief; (D) the Third-Party Claim involves any Proceeding with respect to Taxes; (E) Losses sought under such Third-Party Claim (together with Losses sought under any other Claims then pending or in dispute) could reasonably be expected to result in Losses to the Parent Indemnified Parties in excess of the amount that the Parent Indemnified Parties are entitled to recover from the Seller Indemnifying Parties (taking into account any limitations on the Seller Indemnifying Parties’ indemnification obligations under this Agreement) for such Losses pursuant to this Agreement; or (F) outside legal counsel to the Parent Indemnified Parties reasonably determines that the legal counsel chosen by the Seller Indemnifying Parties has a conflict of interest in representing the interests of the Parent Indemnified Parties.
iv. In the event that the Indemnifying Parties do not assume the defense of a Third-Party Claim in accordance with Section 7.4(c)(i) or are not entitled to assume the defense of a Third-Party Claim because it is a Special Claim described in Section 7.4(c)(iii), then the Indemnified Parties shall have the right to contest, consent to entry of any judgment, settle or compromise through counsel of their own choosing, the Third-Party Claim at the expense of the Indemnifying Parties.
v. The Indemnifying Parties and the Indemnified Parties shall use commercially reasonable efforts to cooperate in connection with the defense of any Third-Party Claim, including by (A) furnishing copies of documents, records or other information reasonably requested by the other party, and (B) providing reasonable access to employees whose assistance, testimony or presence is reasonably necessary to assist in the evaluation and defense of such Third-Party Claim (provided that any such access shall not unreasonably interfere with the business activities of either party).
7.5Losses.
a.Any Losses due to an Indemnified Party pursuant to this Article 7 shall be paid as follows (in each case, subject to the terms and limitations set forth herein):
i. Subject to the limitations set forth in Section 7.3, with respect to any Losses in excess of the Basket Amount for which a Parent Indemnified Party is entitled to indemnification under Section 7.2(a)(i) (in each case, other than with respect to any Fraud, intentional misrepresentation or willful breach, or inaccuracy in or breach of any Fundamental Representations), any and all payments in respect of such Losses shall be paid from the first dollar of such Losses (including, for the avoidance of doubt, such Losses below the Basket Amount) up to the General Representations Cap, in the following order: (A) first, to the extent any amounts remain in the Escrow Account, from the Escrow Account in an amount equal to such Losses (with any shares of Parent Common Stock distributed in satisfaction of any indemnification claim being valued at the Closing Date Average VWAP Price) pursuant to the Escrow Agreement, and (B) thereafter, by the applicable Seller Indemnifying Parties;
ii. with respect to any Losses in excess of the Basket Amount for which a Company Stockholder is entitled to indemnification under Section 7.2(b)(i) (in each case, other than with respect to any Fraud, intentional misrepresentation or willful breach), any and all payments in respect of such Losses shall be paid from the first dollar of such Losses (including, for the avoidance of doubt, such Losses below the Basket Amount) by the applicable Parent Indemnifying Parties up to the General Representations Cap;
iii. with respect to any Losses for which an Indemnified Party is entitled to indemnification (A) under Section 7.2(a)(i) with respect to Fundamental Representations, or (B) with respect to Fraud, intentional misrepresentation or willful breach, any and all payments in respect of such Losses shall be paid by the applicable Indemnifying Party or Indemnifying Parties up to the Purchase Price Cap; and
iv. with respect to any Losses for which an Indemnified Party is entitled to indemnification under Section 7.2(a)(ii) through 7.2(a)(viii) or Section 7.2(b)(ii), any and all payments in respect of such Losses shall be paid by the applicable Indemnifying Party or Indemnifying Parties up to the Final Merger Consideration actually received by such Indemnifying Party.
b.Payment of Losses. Except as provided in clause (A) of Section 7.5(a)(i) all amounts due to the Indemnified Parties shall be satisfied by wire transfer of immediately available funds within five (5) Business Days after such amounts are finally determined to be due and payable to the Indemnified Parties.
7.6Treatment of Indemnification Payments
. All indemnification payments made pursuant to this Agreement, including, for the avoidance of doubt, from the Escrow Account, shall be treated by Parent, the Equityholders and their respective Affiliates, to the maximum extent permitted by law, as an adjustment to the Final Merger Consideration for Tax purposes.
7.7No Circular Recovery. The Representative, on behalf of the Equityholders, hereby waives, and acknowledges and agrees that each of the Equityholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy (including under any provisions of the Company’s or the Surviving Corporation’s certificate of incorporation, bylaws or existing indemnification agreements) against the Company, the Surviving Corporation or any other Parent Indemnified Party in connection with any indemnification obligation or any other liability to which such Person may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Parent in connection herewith or therewith.
ARTICLE 8

MISCELLANEOUS

8.1Amendment and Waiver This Agreement may not be amended, altered or modified except by a written instrument executed by the Representative (on behalf of the Equityholders, Bonus Recipients and Convertible Noteholders) and Parent. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.2Notices. All notices, demands and other communications to be given or delivered to Parent, Merger Sub, the Company, the Surviving Corporation, any Equityholder or the Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by e-mail (with transmission confirmed), in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):
If to any Equityholder or the Representative, then to:
c/o Alexey Khitrov
1441 Broadway
Suite 6019
New York, New York 10018
Email: akhitrov@gmail.com
with a copy, which shall not constitute notice, to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, Suite 1200
San Francisco, CA 94104
Attention: Maggie White, Esquire
E-mail: mwhite@gunder.com

If to Parent, Merger Sub, or the Surviving Corporation, then to:

Mitek Systems, Inc.
600 B Street, Suite 100
San Diego, CA 92101
Attention: Jason L. Gray
E-mail: Chief Legal and Compliance Officer

with a copy, which shall not constitute notice, to:
Hirschler
The Edgeworth Building
2100 East Cary Street
P.O. Box 500
Richmond, VA 23223 (mail 23218-0500)
Attn: Andrew M. Lohmann, Esquire and Lisa J. Hedrick, Esquire
E-mail: alohmann@hirschlerlaw.com; lhedrick@hirschlerlaw.com

8.3Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Parent and the Representative and any attempted assignment without such prior written consent shall be void.
8.4Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.5No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference to any particular code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Whenever this Agreement requires that a document or item be “made available” or “provided” to Parent as of or prior to the date hereof, it shall mean that such document or item has been made available to Parent and its representatives in the electronic data room maintained in connection with this Agreement at least one (1) day prior to the date of this Agreement.
8.6Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
8.7No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.
8.8Complete Agreement. This Agreement, including the schedules and the exhibits hereto, together with the other documents and instruments referred to herein, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
8.9Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.
8.10Governing Law and Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all disputes, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. To the extent permitted by law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any such litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.
8.11Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
8.12Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Merger Sub, the Company, the Surviving Corporation or the Representative, as applicable, in accordance with their specific terms or were otherwise breached by Parent, Merger Sub, the Company, the Surviving Corporation or the Representative, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Parent, Merger Sub, the Company, the Surviving Corporation or the Representative, as applicable, and to enforce specifically the terms and provisions hereof against Parent, Merger Sub, the Company, the Surviving Corporation or the Representative, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.
COMPANY:

ID R&D, INC.

________________________________
Name:
Title:

REPRESENTATIVE:

_______________________________
ALEXEY KHITROV

[Signature Page to Agreement and Plan of Merger]

PARENT:

MITEK SYSTEMS, INC.

__________________________________
Name:
Title:

MERGER SUB:

IBIS MERGER SUB, INC.

__________________________________
Name:
Title:
[Signature Page to Agreement and Plan of Merger]

Exhibit A.

Distribution Waterfall

Exhibit B.

Form of D&O Policy

A.

Form of Certificate of Merger

B.

Amended and Restated Bylaws

A.

Form of Joinder Agreement

A.

Form of Stock Option Cancellation and Payment Agreement

A.

Form of Payment Agreement

A.

Form of Investor Questionnaire

B.

Form of Lock-Up Agreement

C.

Form of Restrictive Covenant Agreement

D.

Form of Stockholder Consent

Schedule A.

Net Working Capital Schedule

A.

Earnout Consideration Defined Terms

(a)“Earnout Cash Amount” means, with respect to any Earnout Payment that becomes payable to the Equityholders, Bonus Recipients and Convertible Noteholders in accordance with Section 2.13, an amount in cash equal to the such Earnout Payment, less the Earnout Share Amount with respect to such Earnout Payment payable in accordance with the Distribution Waterfall.
(b)“Earnout Period” means Year 1, Year 2, or Year 3, as applicable.
(c)“Earnout Share Amount” means with respect to any Earnout Payment, the sum of (i) (A) such Earnout Payment, multiplied by the Pro Rata Deferred Payment Share for Alexey Khitrov and (ii) such Earnout Payment multiplied by the Pro Rata Deferred Payment Share for Konstantin Simonchik multiplied by seventy-six percent (76%).
(d)“Earnout Shares” means, with respect to any Earnout Payment that becomes payable to the Founders in accordance with Section 2.13, a number of shares of Parent Common Stock, rounded down to the nearest whole share, equal to the quotient obtained by dividing (A) the Earnout Share Amount, by (B) the Closing Date Average VWAP Price; provided, however, notwithstanding any other provision of this Agreement in no event shall the aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement exceed 19.99% of the total outstanding shares of Parent Common Stock as of immediately prior to the Effective Time.
(e)“Eligible Products and Services” means (i) the products and services sold by the Company as of the Closing Date, (ii) products and services sold pursuant to the OEM Software License Agreement, by and between Parent and the Company, dated July 5, 2019 and (iii) the products and services developed by the Surviving Corporation (or any subsidiary thereof) following the Closing to the extent based primarily on Intellectual Property owned by the Surviving Corporation as of the Closing.
(f)“Eligible Revenue” means, with respect to any Earnout Period, the aggregate amount of (i) revenue actually received by the Surviving Corporation (including any subsidiary thereof) during such Earnout Period from sales of Eligible Products and Services, determined in accordance with GAAP, (ii) fifty percent (50%) of revenue actually received by the Surviving Corporation (including any subsidiary thereof) or Parent during such Earnout Period from sales of Joint Products and Services, determined in accordance with GAAP, and (iii) twelve percent (12%) of the revenue actually recognized by Parent during such Earnout Period in connection with sales of Parent products and services sold by employees of the Surviving Corporation (including any subsidiary thereof), the employees of the Surviving Corporation (including any subsidiary thereof) as of the Closing (the “Closing Employees”), or any persons who report to the Closing Employees as of the Closing, provided, however, such employees are not permitted to sell Parent products and services unless Parent provides prior written consent for such sales.
B-1

(g)“Joint Products and Services” means new products and services that are jointly developed by the Surviving Corporation (or a subsidiary thereof) and Parent after the Closing and which a material portion of such product or service is based on or composed of the patents, trade secrets, know-how, databases or other collection or compilations of information, works or other materials and algorithms, or Software owned by the Surviving Corporation as of Closing.
(h)“Mulligan Option” shall mean the option, exercisable by the Representative on behalf of the Equityholder, Bonus Recipient or Convertible Noteholder, to shift the Earnout Periods for the Earnout Consideration contemplated by Section 2.132.13(b), which such option may be exercised only by the Representative providing written notice to Parent of the Representative’s exercise of such option no later than (A) the last day of Year 1, if the Representative desires to exercise the Mulligan Option with respect to Year 1, or (B) the last day of Year 2, if the Representative desires to exercise the Mulligan Option with respect to Year 2. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Mulligan Option may be exercised only with respect to Year 1 or Year 2 and not with respect to both Year 1 and Year 2 or with respect to any other period.
(i)“Year 1” means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.
(j)“Year 1 Excess Revenue” means the amount, if any, by which Eligible Revenue for Year 1 exceeds Year 1 Target Revenue.
(k)“Year 1 Maximum Earnout Amount” means an amount equal to $12,250,000.
(l)“Year 1 Revenue Threshold” means an amount equal to [...***...].
(m)“Year 1 Rollover Amount” means the amount, if any, by which the Year 1 Maximum Earnout Amount exceeds the Year 1 Earnout Amount; provided, however, that (A) if no Earnout Consideration is payable for Year 1, the Year 1 Rollover Amount shall be deemed to equal $0, and (B) if the Representative exercises the Mulligan Option with respect to Year 2, the Year 1 Rollover Amount shall be deemed to equal $0.
(n)“Year 1 Target Revenue” means an amount equal to [...***...].
(o)“Year 2” means the period beginning on the day after the last day of Year 1 and ending on the second anniversary of the Closing Date.
(p)“Year 2 Excess Earnout Amount” means the sum of (A) the product obtained by multiplying (1) such portion of the Year 2 Excess Revenue, if any, by (2) [...***...], provided that the product in this clause (A) shall not exceed the Year 1 Rollover Amount, plus (B) the product obtained by multiplying (1) any additional Year 2 Excess Revenue that is not taken into under Clause (A) by (2) 0.30.
(q)“Year 2 Excess Revenue” means the amount, if any, by which the sum of (1) Eligible Revenue for Year 2 plus (2) the Year 1 Excess Revenue exceeds the Year 2 Target Revenue.
B-2

(r)“Year 2 Maximum Earnout Amount” means (A) if the Representative has not exercised the Mulligan Option with respect to Year 1, an amount equal to $9,800,000, and (B) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal to $12,250,000.
(s)“Year 2 Multiple” means (A) if the Representative has not exercised the Mulligan Option with respect to Year 1, an amount equal [...***...], and (B) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...].
(t)“Year 2 Revenue Threshold” means (A) if the Representative has not exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...], and (B) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...].
(u)“Year 2 Target Revenue” means (A) if the Representative has not exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...], and (B) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...].
(v)“Year 3” means the period beginning on the day after the end of Year 2 and ending on the third anniversary of the Closing Date.
(w)“Year 3 Multiple” means (A) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal [...***...], and (B) if the Representative has exercised the Mulligan Option with respect to Year 2, an amount equal to [...***...].
(x)“Year 3 Revenue Threshold” means (A) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...], and (B) if the Representative has exercised the Mulligan Option with respect to Year 2, an amount equal to [...***...].
(y)“Year 3 Target Revenue” means (A) if the Representative has exercised the Mulligan Option with respect to Year 1, an amount equal to [...***...], and (B) if the Representative has exercised the Mulligan Option with respect to Year 2, an amount equal to [...***...].

B-3